UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN THE PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.     )

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Cinemark Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2016 ANNUAL MEETING AND PROXY STATEMENT

Thursday, May 26, 2016 at 9:00 a.m., Central Daylight Time

Cinemark West Plano Theatre, 3800 Dallas Parkway, Plano, Texas 75093

April 11, 2016

Dear Stockholders:

You are cordially invited to attend the 2016 annual meeting of stockholders of Cinemark Holdings, Inc. (the “Company,” “Cinemark,” “we,” “us” or “our”) on May 26, 2016 at 9:00 a.m. CDT (the “Annual Meeting”). The Annual Meeting will be held at our West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093.

Starting this year, we have elected to deliver the proxy materials to the stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 11, 2016, we mailed to our stockholders as of the close of business on April 4, 2016 (the “Record Date”), a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to:

•	Access our proxy statement for our Annual Meeting and our annual report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2016 (the “2015 Form 10-K”);

•	Vote by Internet, telephone or mail; and

•	Receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the following notice of Annual Meeting and proxy statement.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to please cast your vote as soon as possible by Internet, telephone or mail. We look forward to seeing you at the Annual Meeting.

Warm regards,

Mark Zoradi

Chief Executive Officer

CINEMARK HOLDINGS, INC.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

NOTICE OF 2016 ANNUAL MEETING AND PROXY STATEMENT

April 11, 2016

Dear Stockholders:

The Annual Meeting of the Company will be held on May 26, 2016, at 9 a.m. CDT at our West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093, for the following purposes:

1.	To elect three Class III directors to serve for three years on our Board;

2.	To ratify the appointment of Deloitte as our independent registered public accounting firm for the 2016 fiscal year;

3.	To hold a non-binding, annual advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record as of the Record Date will be entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Therefore, we urge you to promptly vote and submit your proxy in advance of the Annual Meeting. You can vote your shares via the Internet, by telephone, or by signing, dating, and returning the proxy card or voting instruction form. To vote via the Internet or telephone, follow the instructions included in the proxy card or the voting instruction form. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael Cavalier
Executive Vice President — General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting.

The proxy statement and the 2015 Form 10-K are available at www.proxydocs.com/cnk.

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement and in the 2015 Form 10-K. You should carefully read the entire proxy statement and the Company’s 2015 Form 10-K before voting.

ANNUAL MEETING INFORMATION

Thursday, May 26, 2016 9:00 a.m. CDT	Cinemark West Plano Theatre 3800 Dallas Parkway Plano, Texas 75093
Voting:	Only stockholders as of the Record Date are entitled to vote.
Attending the Annual Meeting in Person:	If you are a registered stockholder (that is, you hold your shares in your name), you must present valid identification to vote at the Annual Meeting. If you are a beneficial stockholder (that is, your shares are held in the name of a broker or bank), you will also need to obtain a “legal proxy” from the registered stockholder to vote at the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, please cast your vote as soon as possible by following the instructions on your proxy card or voting instruction form. You can vote by one of the following methods:

Via the internet	Calling toll-free from the United States, U.S. territories and Canada

Mailing your signed proxy card or voting instruction form

ANNUAL MEETING AGENDA ITEMS AND VOTING RECOMMENDATIONS

Management Proposals	Board Voting Recommendations	Page Reference
Election of three Class III directors to serve for three years on our Board	FOR each nominee	17-18
Ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2016 fiscal year	FOR	32
Non-binding, annual advisory vote on executive compensation	FOR	32-33

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DIRECTOR NOMINEES

The following table provides summary information about each director nominee.

Name	Age	Director Since	Occupation	Experience	Independent	Committee Memberships
Benjamin D. Chereskin	57	2004	President, Profile Management LLC	Investment Manager	Yes	Compensation; Strategic Planning
Lee Roy Mitchell	79	Founder	Executive Chairman	Entertainment Industry Executive	x	New Ventures
Raymond W. Syufy	53	2006	CEO Syufy Enterprises	Entertainment Industry Executive	x	New Ventures; Strategic Planning

CORPORATE GOVERNANCE HIGHLIGHTS

Board and Other Governance Features	2015	Page Reference
Voting for uncontested director elections	Plurality Plus	13
No director on the board of directors of more than 3 public companies	Yes	17-21
Separate Chairman and CEO	Yes	22
Majority of the Board independent	Yes	24
All members of Audit, Compensation and Governance committees are independent	Yes	24
All directors attending at least 75% of all Board and committee meetings	Yes	24
Non-management directors meet regularly in executive session, presided by the lead independent director	Yes	24
Annual equity grant to non-employee directors	Yes	30
Stockholder advisory vote on executive compensation	Annual	33
Excise tax gross-ups for change of control payments	None	38
Deferred compensation	None	38
Pension benefits	None	38
Change of control	Double trigger	38
Golden Parachute	None	38
Certain hedging transactions by directors and executive officers	Prohibited	38
Holding Company securities in a margin account	Prohibited	38
Trading in puts, calls and other derivative securities with respect to Company securities	Prohibited	38
Pledging Company securities without prior approval	Prohibited	39
Independent compensation consultant appointed by Compensation Committee	Yes	40-41
Perquisites	Limited	48

NEW DIRECTORS AND EXECUTIVE JOINING THE COMPANY IN 2015

On June 4, 2016, the Company’s Board of Directors (the “Board”), elected Mr. Mark Zoradi to the Board to fill the vacancy of Mr. Peter Ezersky who resigned effective June 4, 2015. Mr. Zoradi has served as the Chief Operating Officer of Dreamworks Animation SKG from August 2014 until January 2015. Prior

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to his post at Dreamworks, Mr. Zoradi served as the President and Chief Operating Officer of Dick Cook Studios, a new media and entertainment start-up company, from January 2011 until July 2014. During his 30-year career at Disney from May 1980 until February 2010, Mr. Zoradi served in a variety of executive positions in various divisions including Home Entertainment, Disney Channel, Television, Worldwide Theatrical Distribution/Marketing, and as the President of the Motion Picture Group.

Effective August 24, 2015, the Board appointed Mr. Zoradi as the Company’s Chief Executive Officer (“CEO”) upon the retirement of Mr. Tim Warner. As the Company’s CEO, Mr. Zoradi remains on the Board as a non-independent member subject to election by the stockholders at the 2018 annual meeting. Mr. Warner continued to be on the Board as a non-independent Vice Chairman. His term ended April 1, 2016.

On July 7, 2015, the Board also elected Ms. Darcy Antonellis to the Board to fill the vacancy of Mr. Vahe Dombalagian who resigned effective June 4, 2015. Since January 2014, Ms. Antonellis, 53, has been the Chief Executive Officer of Vubiquity, Inc., the largest global provider of premium content services and technical solutions serving clients in 37 countries and reaching more than 100 million households. Prior to that, from June 1998 until December 2013, Ms. Antonellis held numerous positions at Warner Bros. Entertainment Inc., (a Time Warner company) including President of Technical Operations and Chief Technology Officer. A multi-national patents recipient, Ms. Antonellis also served as CBS Inc.’s Vice President of Technical and Olympic Operations where she won Emmy awards in Technical Production for CBS’s coverage of the 1994 and 1998 Winter Olympics, and in 2012 as a member of the Warner Bros. Technical Operations team which received an Engineering Emmy in the area of large scale content digital distribution technology.

2015 PERFORMANCE HIGHLIGHTS

Following are some of the Company’s financial and operational highlights for the 2015 fiscal year:

●	record results in worldwide operations in each key performance metric, including attendance, admissions and concession revenues, average ticket price, concession per patron, Adjusted EBITDA, and net income;

●	seven consecutive years of over-indexing the North American industry based on full year worldwide admissions revenues on a currency adjusted basis;

●	domestic box office growth exceeded industry by 200 basis points;

●	worldwide box office growth exceeded industry by more than 600 basis points in constant dollars;

●	served 280 million patrons worldwide;

●	record international attendance with over 100 million patrons, which helped drive a 28% constant dollars increase in total international revenues;

●	growth in worldwide circuit of 25 theatres and 201 screens;

●	thirty-six consecutive quarters of year-over-year increases in domestic concession per patron;

●	10.3% constant dollars increase in global concession per patron;

●	remained industry-leader for Reported Adjusted EBITDA and Adjusted EBITDA margin, generating $664 million in Adjusted EBITDA, yielding a 23.3% Adjusted EBITDA margin;

●	invested in Luxury Lounger reclining seats in 388 auditoriums;

●	continues to be the largest private-label premium large format footprint in the world with 210 XD screens;

●	continued to advance the alternative content business model; and

●	returned $115.9 million to stockholders as cash dividends.

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FIVE-YEAR FINANCIAL PERFORMANCE HIGHLIGHTS

FY 2011 – FY 2015

In Millions	2011	2012	2013	2014	2015
Revenue	$2,279.6	$2,473.5	$2,682.9	$2,627.0	$2,852.6
Net Income (1)	$130.6	$168.9	$148.5	$192.6	$216.9
Cash and Cash Equivalents(2)	$521.4	$742.7	$599.9	$638.9	$588.5
Reported Adjusted EBITDA(3)	$519.5	$589.2	$625.3	$596.5	$663.8

(1)	Attributable to Cinemark Holdings, Inc.
(2)	At December 31.
(3)	See footnote 20 on page F-39 of the 2015 Form 10-K for reconciliations of non-GAAP financial measures.

	2011	2012	2013	2014	2015
Diluted earnings per share	$1.14	$1.47	$1.28	$1.66	$1.87

4	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

EXECUTIVE COMPENSATION

2015 Say-on-Pay Vote:

At the annual meeting of stockholders held on June 4, 2015 (the “2015 Annual Meeting”), our executive compensation program for the 2014 fiscal year garnered the support of approximately 95% of the votes cast by stockholders present in person or represented by proxy and were entitled to vote at the 2015 Annual Meeting. Given the high approval, the Compensation Committee did not make any change to the structure of our compensation program for the 2015 fiscal year.

2015 Executive Compensation Highlights:

Effective August 24, 2015, we entered into an employment agreement with Mark Zoradi, which was amended effective February 19, 2016 (the “Zoradi Employment Agreement”) to incorporate all terms of his employment offer. The material terms of the Zoradi Employment Agreement are as follows:

1.	annual base salary subject to annual review for increase but not decrease; the annualized base salary for the 2015 fiscal year was $800,000;
2.	his target cash bonus shall not be less than 100%, and maximum target shall not be less than 150% of his annual base salary;
3.	value of long-term equity incentive awards shall be at least 200% of his annual base salary; and
4.	Cinemark shall reimburse certain personal expenses in the amount of $30,000 annually.

Following is a summary of each element of compensation for the named executive officers for the 2015 fiscal year (each, a “NEO”):

Annual Base Salary: The annual base salary of each NEO was increased by 3% from 2014. The annualized base salaries were as follows:

Name	Base Salaries
Lee Roy Mitchell	$912,474
Tim Warner	$824,000
Mark Zoradi	$800,000	(1)
Robert Copple	$618,000
Sean Gamble	$463,500
Valmir Fernandes	$484,100

(1)	See Summary Compensation Table for 2015 on page 51 for actual compensation paid to Mr. Zoradi in 2015.

Cash Bonus: For purposes of the Performance Bonus Plan (the “Bonus Plan”), the Compensation Committee set the Company’s performance measure for the fiscal year in terms of Adjusted EBITDA, which is the industry standard for measuring performance. In 2015 the Compensation Committee revised the cash bonus targets to make the bonus program competitive with the bonus programs of our direct competitors and to more accurately compensate management for overall Company and individual performance during the year. Beginning 2015, the pre-established performance metric of Adjusted EBITDA may be adjusted based on a variance, year over year, between the actual North American industry box office and the estimated industry attendance used to set the Adjusted EBITDA target at the beginning of the fiscal year. The target Adjusted EBITDA for the

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2015 fiscal year was set by the Compensation Committee, for purposes of the Bonus Plan, at $643.6 million, which amount could be adjusted based upon the difference between the actual industry attendance and the attendance expectations used in setting the Adjusted EBITDA target for the year.

The cash bonus scale for 2015 was set as follows with each participant entitled to receive a ratable portion of the participant’s target cash bonus based upon the Company’s level of achievement of the performance metric within the range of threshold and maximum percentage of the target performance metric:

No adjustment (as discussed above) was made to the target Adjusted EBITDA of $643.8 million for the purpose of determining cash bonus payouts under the Bonus Plan since the actual industry attendance figures for the 2015 fiscal year remained within the range of attendance expectations used in setting the Adjusted EBITDA target for the year.

The target Adjusted EBITDA achieved by the Company for the 2015 fiscal year, for purposes of the Bonus Plan, was certified by the Compensation Committee on February 17, 2016 at $676.7 million, which was calculated using reported Adjusted EBITDA of $663.8 million with adjustments for cash bonus and certain severance expenses. (See footnote 20 on page F-39 of the 2015 Form 10-K for reconciliations of non-GAAP financial measures). Therefore, cash bonus payouts were made at the maximum and all participants to the Bonus Plan, including the NEOs, received a cash bonus equal to 150% of their individual targets. The individual cash bonus targets and actual cash bonus payouts to each NEO for the 2015 fiscal year were as follows:

Name	Target (Percentage of Base Salary)	Actual Cash Bonus Payout
Lee Roy Mitchell	100%	$1,368,711
Tim Warner	100%	$1,236,000
Mark Zoradi	100%	$ 427,398
Robert Copple	100%	$ 927,000
Sean Gamble	75%	$ 521,438
Valmir Fernandes	85%	$ 485,100 + $132,128(1)

(1)	Mr. Fernandes’ target cash bonus is calculated based on the average of reported Adjusted EBITDA and international Adjusted EBITDA. Despite a record-setting performance by our international

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segment in 2015, the international Adjusted EBITDA was adversely affected by the unusual foreign exchange translation adjustments occurring due to the substantial unforeseen currency devaluations across our Latin America operations. As a result, the portion of Mr. Fernandes’ cash bonus which was based upon the international Adjusted EBITDA was negatively impacted. Had the currency impact been excluded, the international Adjusted EBITDA portion of Mr. Fernandes’ cash bonus would have resulted in a payout of 150% of his individual target. Since this was a condition over which Mr. Fernandes had no control, following our compensation philosophy of pay for performance, the Compensation Committee awarded Mr. Fernandes a discretionary bonus of $132,128 to adjust his cash bonus portion that was subject to the international Adjusted EBITDA to its maximum level. His total cash bonus, including the discretionary bonus, yielded a cash bonus payment of 150% of his individual target, consistent with other NEOs. See Grants of Plan-Based Awards in 2015 on page 54 for the maximum amount that was payable to Mr. Fernandes.

Long-term Equity Incentive Awards: The grant date fair value of the long-term equity incentive awards (at target) for each NEO was as follows:

Name	Grant Date Fair Value at Target (As Percentage of Base Salary)	Grant Date Fair Value at Target
Lee Roy Mitchell(1)	-	-
Tim Warner	200%	$1,647,929
Mark Zoradi	-	$109,986	(2)
Robert Copple	150%	$926,971
Sean Gamble	100%	$463,442
Valmir Fernandes	125%	$605,054

(1)	Similar to previous years, Mr. Mitchell was not granted any long-term equity incentive awards given his substantial ownership in the Company, at approximately 8% as of the Record Date.
(2)	Awarded to Mr. Zoradi on June 15 pursuant to the annual director restricted stock grant when he was elected as a director. The reported shares of restricted stock shall vest on June 15, 2016.

The long-term equity incentive awards were granted as restricted stock and restricted stock units with the grant date fair value of the restricted stock units at the target level equal to the grant date fair value of the restricted stock.

The restricted stock granted to Messrs. Copple, Gamble and Fernandes vest 50% on each of the second and fourth anniversary of the grant date. The term of Mr. Warner’s restricted stock was two years; therefore, 50% of his restricted stock vested on March 18, 2016 and the remaining 50% vested on April 1, 2016 upon the expiration of, and pursuant to the terms of, his employment agreement. The term of Mr. Copple’s restricted stock was similar to Messrs. Gamble and Fernandes but the outstanding restricted stock vested pro rata, as specified in Mr. Copple’s employment agreement, on March 4, 2016 when Mr. Copple resigned on grounds of Good Reason (as defined in his employment agreement).

The restricted stock units shall vest pro rata on the basis of an implied equity value concept that determines an Internal Rate of Return (“IRR”) during a performance period. The performance period for the 2015 restricted stock unit awards is two years, from January 1, 2015 until December 31, 2016. To the extent the IRR is certified for the performance period, the Common Stock underlying the restricted stock units shall be issued upon satisfaction of an additional two-year service period until March 2019. However, per the terms of the respective employment agreements, the Common Stock underlying the

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restricted stock units granted to each of Messrs. Warner and Copple shall be issued pro rata as specified in their employment agreements to the extent they vest at the end of the performance period.

The IRR percentages for the 2015 restricted stock unit awards are as follows:

Level	IRR	Performance Shares Issuable
Threshold	IRR equal to 7.5% but less than 9.5%	33 1⁄3% of the maximum performance shares issuable
Target	IRR equal to 9.5% but less than 11.5%	66 2⁄3% of the maximum performance shares issuable
Maximum	IRR equal to or greater than 11.5%	100% of the maximum performance shares issuable

In 2015, the Compensation Committee revised the IRR percentages from that of prior years. This revision was warranted by a decrease in the rate of cost of capital by at least 150 basis points since 2008 when the IRR percentages were first set. Thus, for the 2015 performance awards, the Compensation Committee lowered the IRR percentages by 100 basis points to the levels described above.

2015 Compensation Mix: The mix of variable and fixed components of compensation as a percentage of total compensation at the target level for Mr. Warner individually, and our other NEOs as a group, is represented below. The data does not include Mr. Zoradi’s compensation as he was the CEO for only four months and inclusion of his compensation data would produce a skewed result.

Variable compensation (cash bonus and long-term equity incentive award) as a percentage of total target compensation equals 71% for Mr. Warner and 60% for the other NEOs.

AUDITORS

The Audit Committee has appointed and the Board has ratified the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) as the Company’s independent registered public accounting firm for the 2016 fiscal year. As a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee may review its future selection of auditors.

One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

8	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

We paid the following fees to Deloitte for professional services rendered by them during the 2015 and 2014 fiscal years, respectively:

Fees	2015	2014
Audit	$1,927,415	$2,014,247
Audit Related	$-	$-
Tax(1)	$201,829	$203,680
Other	$-	$4,153
Total	$2,129,244	$2,222,080
(1)	Fees primarily include transfer pricing studies and tax compliance services.

9	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

CINEMARK HOLDINGS, INC.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 26, 2016

GENERAL INFORMATION

Solicitation and Revocability of Proxies

The Board is soliciting proxies in connection with the Annual Meeting (and any adjournment thereof) to be held on May 26, 2016, at 9 a.m. CDT at the Company’s West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093. The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is April 11, 2016.

Shares Outstanding and Voting Rights

As of April 4, 2016, 116,172,004 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), were outstanding. The Common Stock constitutes the only class of voting securities of the Company. Only stockholders of record as of the Record Date are entitled to receive notice of, and to vote, at the Annual Meeting. Holders of Common Stock are entitled to one vote for each share so held.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of holding the Annual Meeting?

We are holding the Annual Meeting to elect three Class III directors, to ratify the selection of Deloitte as our independent registered public accounting firm for the 2016 fiscal year and to hold a non-binding, advisory vote of stockholders on our executive compensation program and the compensation paid to our NEOs for the 2015 fiscal year. Our Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) has recommended the nominees to our Board and our Board has nominated the nominees. Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for the 2016 fiscal year and our Board has ratified the appointment. Our Compensation Committee has approved our executive compensation program and the Board has recommended that the stockholders vote to approve our executive compensation program and the compensation paid to our NEOs for the 2015 fiscal year. If any other matters requiring a stockholder vote properly come before the Annual Meeting, those stockholders present at the Annual Meeting and the proxies who have been appointed by our stockholders will vote as they deem appropriate.

What is the Record Date and what does it mean?

The Record Date for the Annual Meeting is April 4, 2016. The Record Date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the Record Date are entitled to:

(a)	receive notice of the Annual Meeting, and

10	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

(b)	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a)  Stockholder of record: If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

(b)  Stockholder who holds stock in street name: If your shares are held by a broker or by a bank, you are considered to be a beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or bank on how to vote and you are also invited to attend the Annual Meeting. Your broker or bank, as the record holder of your shares, may exercise discretionary authority to vote on “routine” items but may not vote on “non-routine” items without your instructions.

Your broker or bank has enclosed or provided voting instructions for you to use in directing the broker or bank on how to vote your shares. Since a beneficial owner in street name is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or bank that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Unless a quorum is present at the Annual Meeting, no action may be taken at the Annual Meeting except the adjournment thereof until a later time. Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, if you vote via the Internet, by telephone, or if you are represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining the presence of a quorum.

What is a proxy and how does the proxy process operate?

A proxy is your legal designation of another person to vote the stock you own. The person(s) that you designate to vote your shares are called proxies. Sean Gamble and Michael Cavalier of the Company have been designated as proxies for the Annual Meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.

By executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of items, a quorum of stockholders must be represented at the Annual Meeting in person or by proxy. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the Annual Meeting in person or grant a proxy to vote your shares to assure a quorum is obtained so corporate business can be transacted. If a quorum is not obtained, we must postpone the Annual Meeting and solicit additional proxies, which is an expensive and time-consuming process.

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What different methods can I use to vote?

If you are a stockholder of record, you may vote:

❖	via the Internet or by telephone — Follow the instructions shown on your proxy card. Votes submitted via the Internet or by telephone must be received by 12 p.m. (noon), CDT, on May 25, 2016;
❖	by mail — Complete, sign, date and return the proxy card in the postage paid envelope provided so that it is received before the Annual Meeting; or
❖	in person — We will pass out written ballots at the Annual Meeting and you may deliver your completed and signed proxy card in person. Submitting your proxy or voting instructions, whether via the Internet, by telephone, or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting.

If you are a beneficial holder, you may vote:

❖	by instructing your bank or broker — You should receive a voting instruction form from your bank or broker which you must return with your voting instructions to have your shares voted. If you have not received a voting instruction form from your bank or broker, you may contact it directly to provide instructions on how you wish to vote. Voting instructions submitted by beneficial owners to brokers or banks via the Internet or by telephone must be received by 12 p.m. (noon), CDT, on May 25, 2016; or
❖	in person — If you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” form from your broker or bank that holds your shares of record and you must bring that document to the Annual Meeting.

What happens if I do not give specific voting instructions?

Stockholder of Record.

If you are a stockholder of record and you do not:

❖	indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board; or
❖	sign and return a proxy card without specific voting instructions then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner.

If you own shares through a broker or bank and do not provide voting instructions to the broker or bank holding your shares, your broker or bank may represent your shares at the Annual Meeting for purposes of obtaining a quorum. Your broker or bank may vote your shares in its discretion on some “routine matters”. However, with respect to “non-routine matters”, your broker or bank may not vote your shares for you. With respect to these “non-routine matters”, the aggregate number of unvoted shares is reported as “broker non-votes”.

Which ballot measures are called “routine” or “non-routine”?

Under the broker voting rules of the New York Stock Exchange (the “NYSE”), the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the 2016 fiscal year (Item 2) is considered a “routine” matter and the election of directors (Item 1) and the non-binding, annual advisory vote on executive compensation (Item 3) are considered “non-routine” matters.

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What are broker non-votes?

If you are the beneficial owner of shares and hold stock in street name, then the broker or bank, as the stockholder of record of the shares, may exercise discretionary authority to vote your shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. A broker non-vote occurs when you do not provide the broker with voting instructions on “non-routine” matters for shares owned by you but held in the name of the broker. For such matters, the broker cannot vote and reports the number of such shares as “broker non-votes.”

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining a quorum. However, see below with regards to the effect of broker non-votes and abstentions on approval of specific agenda items.

What is the voting requirement for each of the items?

Approval of Item 1: Directors are elected by a plurality voting standard. The nominees who receive the highest number of affirmative votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected. However, pursuant to the Company’s Fourth Amended and Restated Corporate Governance Guidelines (the “Corporate Governance Guidelines”), in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation from the Board and all committees of the Board following certification of the results of the Annual Meeting by the Inspector of Elections. The Governance Committee (excluding the nominee in question if applicable) would then consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation. Within 90 days following certification of the results of the annual meeting of stockholders, the Board will make a final determination as to whether to accept the director’s resignation. The Board’s explanation of its decision would then be promptly disclosed in a Form 8-K filed with the SEC. If a director’s resignation is rejected by the Board, the director will continue to serve for the remainder of the term for which he or she was elected and until his or her successor is duly elected, except in the event of his or her earlier death, resignation or removal. The Board believes that this voting policy promotes stability in governance by ensuring that a full slate of carefully chosen and nominated members is elected at each annual meeting of stockholders.

Under the plurality voting standard, votes marked “For” will be counted in favor of the director nominee and broker non-votes and votes withheld shall have no effect on the election of a director. However, a withheld vote could affect whether such director would be required to submit a resignation as discussed above.

Approval of Item 2: The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Since this proposal is considered a “routine” matter, broker non-votes do not arise as brokers and banks may exercise discretionary authority to vote your shares. Abstentions will have no effect on this item.

Approval of Item 3: The advisory vote on executive compensation requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Broker non-votes and abstentions will have no effect on this item.

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How does the Board recommend I vote?

The Board recommends that you vote:

❖	FOR each of the nominees for director;
❖	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2016 fiscal year; and
❖	FOR the non-binding, advisory vote to approve our executive compensation.

Can I revoke or change my proxy? If so, how?

You may revoke your proxy and change your vote at any time before the proxy has been exercised at the Annual Meeting.

If you are a stockholder of record, your proxy can be revoked in several ways:

❖	by timely delivery of a written revocation to the Company Secretary;
❖	by submitting another valid proxy bearing a later date; or
❖	by attending the Annual Meeting in person and giving the inspector of election notice that you intend to vote your shares in person.

If your shares are held in street name, you must contact your broker or bank in order to revoke your proxy. Generally, you may change your vote by submitting new voting instructions to your broker or bank, or, by attending the Annual Meeting and voting in person if you have obtained a “legal proxy” from your broker or bank giving you the right to vote your shares.

Who counts the votes?

The Company has retained a representative of Wells Fargo Shareowner Services to serve as an independent tabulator to receive and tabulate the proxies and as an independent inspector of election to certify the results.

Who pays for this proxy solicitation?

The Company pays for this proxy solicitation. We use our transfer agent, its agents, and brokers to distribute all proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person. We have retained D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, to assist with the solicitation for a fee of $7,500 plus reasonable out-of-pocket expenses.

How can I obtain copies of the Company’s annual reports and other available information about the Company?

Stockholders may receive a copy of the Company’s 2015 Form 10-K at no charge by sending a written request to Michael Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

You can also visit our Website at http://investors.cinemark.com for free access to our corporate governance documents and our filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports. The SEC also maintains a Website that contains reports, proxy and information statements and other information regarding registrants. The address of the Website is www.sec.gov.

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DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

For inclusion in the proxy statement: Stockholder proposals requested to be included in our proxy statement and form of proxy for our 2017 annual meeting must be in writing and received by the end of business on December 9, 2016 at our principal executive offices at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Michael Cavalier, Company Secretary.

Director nomination or proposal for annual meeting: Stockholders who wish to nominate a director or introduce a proposal not included in the proxy statement at the 2017 annual meeting may do so in accordance with our by-laws. These procedures provide that stockholders who wish to bring a proper subject of business before the 2017 annual meeting must do so by a written notice in proper written form to the Company Secretary received not less than 90 and not more than120 days before the anniversary date of the Annual Meeting and must be accompanied by certain information about the stockholder making the proposal, in accordance with our by-laws. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8(e)) must be received no earlier than January 26, 2017, and no later than February 25, 2017 at our principal executive offices at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Michael Cavalier, Company Secretary.

A copy of our by-laws is available from the Company Secretary upon written request.

ITEM ONE — ELECTION OF DIRECTORS

Composition of the Board

Our Board is currently comprised of 10 members. The size of the Board may be fixed from time to time exclusively by our Board as provided in our Certificate of Incorporation. Our Certificate of Incorporation also provides that our Board consists of three classes of directors, designated as Class I, Class II and Class III. The members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years.

Changes in the Board in 2015

Effective June 4, 2015, Messrs. Peter Ezersky and Vahe Dombalagian resigned from the Board. On June 4, 2015, the Board elected Mark Zoradi as a Class II director to fill the vacancy created by the departure of Mr. Ezersky. Effective August 24, 2015 the Board appointed Mr. Zoradi as the CEO upon the retirement of Mr. Tim Warner. As the Company’s CEO, Mr. Zoradi remains on the board as a non-independent member subject to election by the stockholders at the 2018 annual meeting. Mr. Warner continued to be on the Board as a non-independent Vice Chairman. His term ended on April 1, 2016.

On July 7, 2015, the Board elected Ms. Darcy Antonellis as a Class II director to fill the vacancy created by the departure of Mr. Vahe A. Dombalagian. Ms. Antonellis shall serve the remainder of Mr. Dombalagian’s term subject to election by the stockholders at the 2018 annual meeting.

Director Qualifications and Board Diversity

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board. The Board has not adopted a formal diversity policy but pursuant to the Company’s Corporate Governance Guidelines, the Board broadly construes diversity to mean diverse background, education, skills, age, expertise with a proven record of accomplishment and the ability to work well with others. The Governance Committee does not assign specific weight to any particular factor but in selecting members for open Board positions, the Board takes into account such

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factors as it deems appropriate, which may include the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board and the need for financial or other specialized expertise. The Board seeks to achieve a mix of members whose experience and backgrounds are relevant to the Company’s strategic priorities and the scope and complexity of the Company’s business. Overall, each of our Board members is committed to the growth of the Company for the benefit of the stockholders, contributes new ideas in a productive and congenial manner and regularly attends board meetings. With the addition of three new board members since 2014, the Board has diversified in a manner that should serve the Company well.

Nominations for Election to the Board

The Governance Committee receives nominations from the stockholders and the Board and evaluates nominees against the standards, qualifications and diversity criteria set forth in the Company’s Corporate Governance Guidelines. The Governance Committee evaluates the criteria for the selection of new directors annually and recommends any proposed changes to the Board.

Candidates nominated for election or re-election to the Board should possess the following qualifications:

❖	high personal and professional ethics, integrity, practical wisdom, and mature judgment;
❖	broad training and experience at the policy-making level in business, government, education, or technology;
❖	expertise that is beneficial to the Company and complementary to the background and experience of other Board members;
❖	willingness to devote the required amount of time to carrying out duties and responsibilities of Board membership;
❖	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; and
❖	willingness to represent the best interests of all stockholders and objectively appraise management performance.

Annual Meeting Slate

The terms of the current Class III directors, Messrs. Chereskin, Mitchell and Syufy expire at the Annual Meeting.

On April 9, 2007, immediately prior to our initial public offering, we entered into a director nomination agreement with certain of our then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board (the “Director Nomination Agreement”). Currently, only the Mitchell Investors (as defined in the Director Nomination Agreement) have a right to designate two nominees to the Board. Mr. Mitchell has been nominated by the Mitchell Investors for election at the Annual Meeting. Mr. Syufy, a former nominee of Syufy Enterprises LLP (“Syufy Enterprises”) and Mr. Chereskin, a former nominee of Madison Dearborn Partners (“MDP”), have been recommended by the Governance Committee and nominated by the Board for election at the Annual Meeting.

Each of Messrs. Chereskin, Mitchell and Syufy has consented to be nominated for re-election to the Board as a Class III director. If elected, they will serve on the Board for a three-year term expiring on the date of our 2019 annual meeting of stockholders. At this time, we have no reason to believe that either of Messrs. Chereskin, Mitchell and Syufy will be unable or unwilling to serve if elected. However, should any of them become unavailable or unwilling to serve before the Annual Meeting, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Information on each of our nominees and continuing directors is given below.

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NOMINEES FOR CLASS III DIRECTORS

Term Expiring 2019

Benjamin D. Chereskin, 57

Director Since: April 2004

Nominee: Board

Board Committees: Compensation Committee; Strategic Long-Range Planning Committee (Chair)

Other Public Company Boards: CDW, Corporation; Boulder Brands, Inc. (2013-2016); Tuesday Morning, Corporation (1997 - 2011)

Professional Experience: Mr. Chereskin is President of Profile Management LLC (“Profile Management”), an investment management firm, which he founded in October 2009. Prior to founding Profile Management, Mr. Chereskin was a Managing Director and Member of MDP, from 1993 until October 2009, having co-founded the firm in 1993.

Qualifications: Mr. Chereskin’s background in private equity is a valuable resource to us in our efforts to attract capital, which helps us implement our business strategies and finance growth opportunities. His knowledge and experience in corporate finance, mergers and acquisitions, and corporate governance contributes to the Board’s expertise on strategic planning and provides valuable input on executive compensation matters.

Lee Roy Mitchell, 79

Director Since: Founder

Nominee: Mitchell Investors

Board Committees: Executive Chairman of the Board; New Ventures Committee (Chair)

Other Public Company Boards: National CineMedia, Inc. (“NCMI”); Texas Capital Bancshares (1999 - 2011)

Professional Experience: Mr. Mitchell is the founder of the Company. He has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our CEO from our inception in 1987 until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993.

Related Party: Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company, and the brother-in-law of Walter Hebert III, the Executive Vice President – Purchasing of the Company.

Qualifications: Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. His depth of experience in the motion picture industry has been invaluable to the Board. Additionally, Mr. Mitchell brings a long-term historic industry perspective and leadership experience to the Board.

Raymond W. Syufy, 53

Director Since: October 2006

Nominee: Board

Board Committees: Strategic Long-Range Planning Committee; New Ventures Committee

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Other Public Company Boards: None

Professional Experience: Mr. Syufy began working for Century Theatres, Inc. (“Century Theatres”), a regional movie exhibitor, in 1977 and held positions in each of the major departments within Century Theatres. In 1994, Mr. Syufy was named president of Century Theatres and was later appointed CEO and Chairman of the board of directors of Century Theatres. Mr. Syufy resigned as an officer and director of Century Theatres upon the consummation of our acquisition of Century Theatres in 2006. Since then Mr. Syufy has presided as CEO of Syufy Enterprises, a retail and real estate holding company with operations in California, Nevada, Arizona, Colorado, and Texas.

Qualifications: Mr. Syufy’s experience in managing a successful, family-owned movie theatre business brings to the Board industry insight and operational experience. Mr. Syufy’s background also brings key strategic planning expertise to the Board, particularly with respect to competition from other forms of entertainment.

Unless marked to the contrary, proxies received will be voted “FOR” the election of each of the

Class III nominees.

CONTINUING CLASS I DIRECTORS

Term Expiring 2017

Steven P. Rosenberg, 57

Director Since: April 2008

Nominee: Board

Board Committees: Audit Committee; Governance Committee (Chair)

Other Public Company Boards: Texas Capital Bancshares, Inc.; PRGX Global, Inc. (2006 - 2014)

Professional Experience: Mr. Rosenberg is the President of SPR Ventures Inc., a private investment firm he founded in 1997, and has been the President of SPR Packaging LLC, a manufacturer of flexible packaging, since 2006.

Qualifications: Mr. Rosenberg’s background in corporate leadership, private entrepreneurial investment and public company management brings to the Board strategic planning, risk management, board governance and general management skills that are critical to the implementation of our growth strategies and oversight of our enterprise and operational risk management. His experience in accounting and financial management, having served in corporate leadership positions and on audit committees of other public companies, is valuable to the Board with respect to the oversight of our financial reporting and enterprise risk management.

Enrique F. Senior, 72

Director Since: April 2004

Nominee: Board

Board Committees: Strategic Long-Range Planning Committee; New Ventures Committee

Other Public Company Boards: Grupo Televisa S.A.B.; Coca-Cola FEMSA, S.A.; Univision Communications Inc.

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Professional Experience: Mr. Senior is a Managing Director of Allen & Company LLC, a boutique investment bank, and has been employed by the firm since 1972. He has served as a financial advisor to several corporations including Coca-Cola Company, General Electric, CapCities/ABC, Columbia Pictures and QVC Networks. Mr. Senior is also a member of the board of directors of Univision Communications, Inc.

Qualifications: Mr. Senior’s experience in financial advisory services has given him extensive knowledge of the film and entertainment and beverage industries. Mr. Senior’s experience has brought key insight into these two critical components of the Company’s business. He also provides strategic guidance to the Board.

Donald G. Soderquist,82

Director Since: June 2007

Nominee: Board (former nominee of MDCP)

Board Committees: Compensation Committee; Governance Committee; Lead Independent Director

Other Public Company Boards: None

Professional Experience: Since 2001, he has been a motivational speaker and business counselor to OnCourse, LLC, a financial planning and investment advisory firm. Mr. Soderquist was with Wal-Mart Stores, Inc., the world’s largest retailer, from 1980 until 2003, in various capacities including Senior Vice Chairman and Chief Operating Officer.

Qualifications: As the lead independent director, Mr. Soderquist brings corporate governance expertise to the Board garnered through his leadership positions and board service with other entities. His experience and qualifications provide sound leadership to the Board.

Nina G. Vaca (Ximena Humrichouse), 45

Director Since: November 2014

Nominee: Board

Board Committees: Governance Committee; Compensation Committee (Chair)

Other Public Company Boards: Kohls, Corp., Comerica Bank, Inc.

Professional Experience: Ms. Vaca is the founder, Chairman and CEO of the Pinnacle Group of companies, including Pinnacle Technical Resources, Inc. (together “Pinnacle”). Founded in 1996, Pinnacle is an information technology services and solutions provider.

Qualifications: Ms. Vaca is a successful entrepreneur and brings to the Board a wealth of leadership and business expertise, especially with regard to information technology.

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NOMINEES FOR CLASS II DIRECTORS

Term Expiring 2018

Darcy Antonellis, 53

Director Since: July 2015

Nominee: Board

Board Committees: Audit Committee

Other Public Company Boards: None

Professional Experience: Since January 2014, Ms. Antonellis has been the CEO of Vubiquity, Inc., the largest global provider of premium content services and technical solutions serving clients in 37 countries and reaching more than 100 million households. From June 1998 until December 2013, Ms. Antonellis held numerous positions at Warner Bros. Entertainment Inc., (a Time Warner company) including President of Technical Operations and Chief Technology Officer.

Qualifications: Ms. Antonellis’s background and experience in technology in the entertainment industry is invaluable to the Board particularly considering the Company’s key strategy of technological and product innovation. Her success in digital media, as well as her strong understanding of our industry brings valuable perspective to our Board.

Carlos M. Sepulveda, 58

Director Since: June 2007

Nominee: Mitchell Investors

Board Committees: Audit Committee (Chair and financial expert); Compensation Committee; Strategic Long-Range Planning Committee

Other Public Company Boards: Matador Resources Company; Triumph Bancorp Inc.

Professional Experience: Since May 2010, Mr. Sepulveda has been the Chairman of the board of directors of Triumph Bancorp, Inc. (“Triumph Bancorp”), a bank holding company with interests in wholesale banking, commercial finance and real estate investments. Prior to Triumph Bancorp, Mr. Sepulveda was the President and CEO of Interstate Battery System International, Inc. (“Interstate Battery”), a seller of automotive and commercial batteries, from March 2004 until April 2013 and its Executive Vice President from 1995 until March 2004. Prior to joining Interstate Battery, Mr. Sepulveda was an audit partner with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years.

Qualifications: Mr. Sepulveda’s extensive public accounting background provides the Board invaluable financial and accounting expertise. As a certified public accountant with proven management and leadership skills, having served as the CEO of a major corporation, Mr. Sepulveda brings to the Board strong accounting and financial oversight skills coupled with experience in enterprise and operational risk management.

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Mark Zoradi, 62

Director Since: June 2015

Nominee: Board

Board Committees: Audit Committee (June 2015 – August 2015); New Ventures Committee

Other Public Company Boards: None

Professional Experience: Since August 24, 2015, Mr. Zoradi has been the Company’s CEO. Mr. Zoradi has served as the Chief Operating Officer of Dreamworks Animation SKG from August 2014 until January 2015. Prior to his post at Dreamworks, Mr. Zoradi served as the President and Chief Operating Officer of Dick Cook Studios, a new media and entertainment start-up company, from January 2011 until July 2014. During his 30-year career at Disney from May 1980 until February 2010, Mr. Zoradi served in a variety of executive positions in various divisions including Home Entertainment, Disney Channel, Television, Worldwide Theatrical Distribution/Marketing, and as the President of the Motion Picture Group.

Qualifications: A veteran motion picture executive with a background in distribution, Mr. Zoradi brings invaluable wealth of knowledge to the Board with regards to strategic partnerships and relationships with the movie studios. Additionally, his experience in operations of large entertainment industry companies brings management expertise to the Board.

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CORPORATE GOVERNANCE

We are governed by our Board which, in turn, appoints executive officers to manage our business operations. The Board oversees our executive management, reviews our long-term strategic plans and exercises oversight over all major decisions.

Board Leadership Structure

We believe that a key factor in a company’s performance is a leadership structure that provides a balance between independent oversight by an engaged Board and day-to-day operations by management to implement the Board’s strategic vision. To achieve this balance, since December 2006, we have split the roles of the Chairman of the Board and the CEO such that the Board is separated from the day-to-day operations of the Company. This structure has served us well.

In addition to the separation of the positions of the Chairman of the Board and the CEO, the Board has a lead independent director, which role provides leadership and an organizational structure to the non-management directors. Our lead independent director is currently Mr. Donald Soderquist. The position of the lead independent director has the following significant authority and responsibilities under our Corporate Governance Guidelines:

❖	to act as a liaison between the non-management directors and the Company’s management;
❖	to call meetings of non-management directors;
❖	chair the executive sessions of non-management directors;
❖	chair Board meetings when the Chairman is not present;
❖	consult with the Chairman and the CEO and approve the schedules, agendas and information provided to the Board for each meeting;
❖	be available for consultation and communication with stockholders upon request; and
❖	provide the Chairman and the CEO with the results of the Board’s annual performance review.

Board’s Role in Risk Oversight

Responsibility for risk oversight rests with the Board. The Board has oversight responsibility of the processes established to identify, report and mitigate material risks applicable to the Company. The Board approves management’s policies related to key risk areas and provides input to management regarding risks and the appropriateness of management’s response. The Board also approves actions surrounding our capital structure, dividend payments, potential material acquisitions and approves our annual budget. While the Board considers risk in all its decisions, it also recognizes that appropriate and measured risk-taking may be required for the Company to retain its competitiveness and thus increase stockholder value.

The Board implements its risk oversight function both as a whole and through delegation to certain Board committees.

The Board has delegated its oversight responsibility with respect to financial and accounting risks to the Audit Committee. The Audit Committee periodically discusses with management the Company’s major financial risk exposures and the Company’s risk assessment and risk management policies. On a periodic basis, management provides the Audit Committee an update on key risks and the processes and systems of internal control to manage the risks. As deemed appropriate, the Chair of the Audit Committee reports to the full Board regarding material risks.

The Compensation Committee reviews the executive compensation program to ensure that the design of the program does not encourage excessive risk-taking. It also reviews succession plans to

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ensure the Company has appropriate practices in place to support the retention and development of the talent necessary to achieve the Company’s business goals and objectives. See Compensation Risk Assessment section of the Compensation Discussion and Analysis (the “CD&A”) for more detail on how the Compensation Committee mitigates risk without diminishing the incentive nature of our compensation program.

To provide oversight of the risks associated with strategic planning and business development initiatives, in 2013, the Board established two additional committees, the Strategic Long-Range Planning Committee and the New Ventures Committee. The Strategic Long- Range Planning Committee assists management in the analysis of alternative strategic options and reviews with management the key industry and market issues and external developments impacting the Company. The New Ventures Committee monitors the strategic direction of the Company and evaluates new development programs or business growth and diversification opportunities within established strategic plan targets and applicable regulatory boundaries

The chart below provides the schematic view of the Board’s risk oversight structure.

Director Independence

Our standards of director independence comply with the independence requirements of the NYSE. The NYSE bright-line tests for independence are whether the director:

1.	is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;
2.	has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);
3.	(a) is a current partner or employee that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) is or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;
4.	is, or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or has served on that company’s compensation committee; or

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5.	is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. With the assistance of legal counsel to the Company, the Governance Committee has reviewed the NYSE standards for Board and committee member independence.

With the assistance of legal counsel, the Governance Committee and the Board have reviewed the NYSE Standards for Board and committee member independence.

On the basis of this review, the Board has affirmatively determined, in its business judgment, that (a) the majority of the Board was, and continues to be, independent, (b) each of Mmes. Antonellis and Vaca and Messrs. Chereskin, Dombalagian (resigned June 2015), Ezersky (resigned June 2015), Rosenberg, Senior, Sepulveda and Soderquist was, and, Mmes. Antonellis and Vaca and Messrs. Chereskin, Rosenberg, Senior, Sepulveda and Soderquist continue to be, independent, (c) Messrs. Mitchell and Syufy are not independent due to their transactions with the Company exceeding $120,000 annually, (d) Mr. Tim Warner (retired April 2016) was not and Messrs. Mitchell and Zoradi are not independent because they are employees of the Company (Mr. Zoradi was deemed independent at the time of his appointment to the Board in June 2015), (e) each of Ms. Antonellis and Messrs. Ezersky, Rosenberg and Sepulveda met, and Ms. Antonellis and Messrs. Rosenberg and Sepulveda continue to meet, all applicable requirements for membership in the Audit Committee, (f) Mr. Sepulveda is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC and satisfies the NYSE’s financial experience requirements, and (g) each of Messrs. Chereskin, Dombalagian, Ezersky, Sepulveda and Soderquist, and Ms. Vaca met, and, Messrs. Chereskin, Sepulveda and Soderquist, and Ms. Vaca continue to meet, all applicable requirements for membership in the Compensation Committee.

Meetings

During 2015, the Board held five (5) meetings and took action by written consent on four (4) occasions. All directors attended at least seventy-five percent (75%) of all meetings held by the Board and all meetings held by committees of the Board on which such director served.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. Nine directors attended the 2015 Annual Meeting.

Executive Sessions

Pursuant to our Corporate Governance Guidelines and the rules of the NYSE, our non-management directors meet periodically in executive sessions with no Company employees present. Our Corporate Governance Guidelines require separate sessions of the non-management directors at least twice a year.

The presiding director of the executive sessions is currently our lead independent director, Mr. Donald Soderquist. During the 2015 fiscal year, our non-management directors met four times and our independent directors met once in executive sessions.

Stockholder Communications with the Board

As stated in our Corporate Governance Guidelines, any Company stockholder or other interested party who wishes to communicate with the non-management directors as a group may direct such communications by writing to the:

Company Secretary Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, TX 75093

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The communication must be clearly addressed to the Board or to a specific director. If a response is desired, the individual should also provide contact information such as name, address and telephone number.

All such communications will be reviewed initially by the Company Secretary. The Company Secretary will forward to the appropriate director(s) all correspondence, except for items of the following nature:

❖	advertising;
❖	promotions of a product or service;
❖	patently offensive material; and
❖	matters completely unrelated to the Board’s functions, Company performance, Company policies or that could not reasonably be expected to affect the Company’s public perception.

The Company Secretary will prepare a periodic summary report of all such communications for the Board. Correspondence not forwarded to the Board will be retained by the Company and will be made available to any director upon request.

Corporate Governance Policies and Charters

The following documents make up our corporate governance framework:

❖	Corporate Governance Guidelines;
❖	Amended and Restated Charter of the Audit Committee (the “Audit Committee Charter”);
❖	Charter of the Nominating and Corporate Governance Committee (the “Governance Committee Charter”); and
❖	First Amendment to Amended and Restated Compensation Committee Charter (the “Compensation Committee Charter”).

Current copies of the above policies and guidelines are available publicly on the Company’s website at http://investors.cinemark.com under the “Corporate Governance” tab.

Code of Business Conduct and Ethics

The Company has also adopted a Code of Business Conduct and Ethics, which applies to directors, executive officers and employees. The Code of Business Conduct and Ethics sets forth the Company’s policies on critical issues such as conflicts of interest, insider trading, protection of our property, business opportunities and proprietary information. We will post on our website any amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics for executive officers and directors that have been approved by our Board or any Board committee. The Code of Business Conduct and Ethics is available on our website at http://investors.cinemark.com under the “Corporate Governance” tab.

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BOARD COMMITTEES

Our Board currently has five committees – Audit Committee, Compensation Committee, Governance Committee, New Ventures Committee and the Strategic Long-Range Planning Committee. The current composition of each of the committees is below:

Name of Director	Audit	Compensation	Governance	Strategic Planning	New Ventures
Darcy Antonellis	Member
Benjamin Chereskin		Member		Chair
Vahe Dombalagian(1)		Member	Member
Peter Ezersky(1)	Member	Chair			Member
Lee Roy Mitchell					Chair
Steven Rosenberg	Member		Chair
Enrique Senior				Member	Member
Carlos Sepulveda	Chair	Member		Member
Donald Soderquist		Member	Member
Raymond Syufy				Member	Member
Nina Vaca		Chair	Member
Tim Warner(2)
Mark Zoradi

(1)     Resigned effective June 4, 2015.

(2)     Retired effective April 1, 2016

Audit Committee	Number of Meetings Held During 2015: 4 Number of Decisions by Consent During 2015: 1

Each of the Audit Committee members satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our Board has determined that each member of the Audit Committee is financially literate and that Mr. Sepulveda, a licensed certified public accountant with extensive public company accounting experience, qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Please refer to Mr. Sepulveda’s biography on page 20 for further information regarding his qualifications to be an “audit committee financial expert”.

The Audit Committee is governed by the Audit Committee Charter which sets forth the purpose and responsibilities of this committee.

Functions

The functions of the Audit Committee include the following:

❖	assisting the Board in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our risk management compliance with legal and regulatory requirements, (3) our systems of internal control and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent registered public accountants;
❖	approving the report required by the SEC for inclusion in our annual proxy or information statement;

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❖	appointing, retaining, compensating, evaluating and replacing our independent registered public accountants;
❖	approving audit and non-audit services to be performed by the independent registered public accountants;
❖	establishing procedures for the receipt, retention and resolution of complaints regarding accounting, internal control or auditing matters submitted confidentially and anonymously by employees through the whistleblower hotline; and
❖	performing such other functions as the Board may from time to time assign to the Audit Committee.

Further, the Board has delegated its authority to approve related party transactions to the Audit Committee.

Approval of Audit and Non-Audit Services

The Audit Committee approves all audit and permissible non-audit services (including the fees and terms of the services) performed for the Company by its independent registered public accounting firm prior to the time that those services are commenced. The Audit Committee may, when it deems appropriate, form and delegate this authority to a sub-committee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services. The decision of such sub-committee is presented to the full Audit Committee at its next meeting. The Audit Committee pre-approved all fees for 2015 noted in the table below.

Fees Paid to Independent Registered Public Accounting Firm

We paid the following fees to Deloitte for professional services rendered by them during fiscal years ended 2015 and 2014, respectively:

Fees	2015	2014
Audit	$1,927,415	$2,014,247
Audit Related	$-	$-
Tax(1)	$201,829	$203,680
Other	$-	$4,153
Total	$2,129,244	$2,222,080

(1)	Fees primarily include transfer pricing studies and tax compliance services.

Audit Committee Report

Our committee has reviewed and discussed with management the Company’s audited financial statements for the 2015 fiscal year. We have discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standard No. 16, Communications with Audit Committees, and Related and Transitional Amendments to PCAOB Standards. We have received the written disclosures and the letter from Deloitte as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with Deloitte its independence. Based on the review and discussions referred to above, we recommended to the Board that the

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audited financial statements for the Company be included in the Company’s 2015 Form 10-K for filing with the SEC.

Respectfully submitted,

Carlos Sepulveda (Chair)

Steven Rosenberg

Darcy Antonellis

Compensation Committee	Number of Meetings Held During 2015: 6 Number of Decisions by Consent During 2015: 3

Each of the Compensation Committee members satisfies the standards for independence of the NYSE as they relate to compensation committees, qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act. The Compensation Committee is governed by the Compensation Committee Charter which sets forth the purpose and responsibilities of this committee.

Functions

The functions of the Compensation Committee include the following:

❖	making recommendations to the Board on the Company’s general compensation philosophy and objectives and on all matters of policy and procedures relating to executive compensation;
❖	reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, and determining and approving the CEO’s compensation level;
❖	determining and approving the compensation of the other executive officers;
❖	administering (to the extent such authority is delegated to the Compensation Committee by the Board) the incentive compensation and equity-based plans and recommending to the Board any modifications of such plans;
❖	validating and approving the achievement of performance levels under the Company’s incentive compensation plans;
❖	reviewing, recommending, and discussing with management the Compensation Discussion and Analysis section included in the Company’s annual proxy statement; and
❖	developing a succession planning program for the CEO and senior management.

Governance Committee	Number of Meetings Held During 2015: 1 Number of Decisions by Consent During 2015: 1

The Governance Committee is composed solely of directors who satisfy all criteria for independence under the rules of the NYSE. The Governance Committee is governed by the Governance Committee Charter setting forth the purpose and responsibilities of this committee.

Functions

The functions of the Governance Committee include the following:

❖	identifying individuals qualified to become Board members and evaluate candidates for Board membership, including those recommended by stockholders in compliance with the Company’s by-laws;

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❖	recommending to the Board the director nominees for election or to fill any vacancies and newly created directorships on the Board;
❖	identifying and recommending to the Board members qualified to fill any vacancies on a committee of the Board;
❖	developing and recommending to the Board a set of corporate governance guidelines and reviewing and reassessing the adequacy of such guidelines at least annually;
❖	overseeing the Board’s annual self-evaluation process and the Board’s evaluation of management;
❖	periodically reviewing the criteria for the selection of new directors to serve on the Board and recommending any proposed changes to the Board for approval;
❖	periodically reviewing and making recommendations regarding the composition and size of the Board;
❖	periodically reviewing and making recommendations regarding the composition, size, purpose, structure, operations and charter of each of the Board’s committees, including the creation of additional committees or elimination of existing committees;
❖	annually recommending to the Board the chairpersons and members of each of the Board’s committees; and
❖	reviewing and reassessing the adequacy of the Governance Committee Charter on an annual basis and recommend any proposed changes to the Board for approval.

Director Nominations

The Governance Committee considers candidates recommended by our stockholders. To recommend a candidate for election to the Board for the 2017 annual meeting of stockholders, a stockholder must submit the following information to the Company Secretary no later than 90 and no earlier than 120 days in advance of the anniversary date of this Annual Meeting:

❖	the name and address of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made;
❖	a representation that the stockholder intends to appear in person or by proxy at the annual meeting;
❖	the number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made;
❖	a description of any arrangements or understandings between the stockholder, the beneficial owner and the nominee or any other person (including their names);
❖	the name, age, business and residential addresses of the stockholder’s nominee for director;
❖	the biographical and other information about the nominee (including the number of shares of capital stock of the Company owned beneficially or of record by the nominee) that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and
❖	the nominee’s consent to be named as a nominee and to serve on the Board.

Candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors and the CEO. Nominees will be selected based on, among other things, consideration of the following factors:

❖	wisdom and integrity;
❖	experience;
❖	skills in understanding finance and marketing;
❖	educational and professional background; and
❖	sufficient time to devote to the affairs of the Company.

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In considering whether to nominate directors who are eligible to stand for election or re-election, the Governance Committee considers the director’s personal and professional ethics, integrity, practical wisdom, judgment, training and expertise that will be beneficial to the Company and complementary to the background and experience of other Board members, willingness to devote required amount of time to carry out Board responsibilities, commitment to serve on the Board for several years to develop knowledge about the Company, willingness to represent the interest of all stockholders and objectively appraise management performance.

DIRECTOR COMPENSATION

The compensation of the non-employee directors is governed by our Second Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”) which became effective as of June 4, 2015. Non-employee directors include any member of the Board who is (i) neither our employee nor an employee of any of our subsidiaries, and (ii) not an employee of any of the Company’s stockholders with contractual rights to nominate directors. Therefore, employees of the Company, Messrs. Mitchell, Warner and Zoradi did not receive any additional compensation for their services on the Board.

Each non-employee director receives the following annual cash retainers, as applicable, for services as a Board member:

(a)	a base director retainer of $60,000;
(b)	additional retainer of $25,000 for the non-employee director who serves as the lead independent director;
(c)	additional cash retainer for services on the committees as follows:

Committee	Chairperson	Member
Audit	$20,000	$10,000
Compensation	$10,000	$5,000
Governance	$10,000	$5,000
Strategic Long-Range Planning	$10,000	$5,000
New Ventures	$10,000	$5,000

Annual cash retainers are paid in four equal quarterly installments at the end of each quarter for services rendered during the quarter. All directors are reimbursed for travel related expenses incurred for each Board meeting they attend.

In addition to the annual cash retainers, the non-employee directors also receive an annual grant of restricted stock valued at $110,000. The number of shares of restricted stock to be issued is determined by dividing $110,000 by the closing price of Common Stock on the grant date, rounded down to the nearest whole share. The initial award and each annual award generally vest on the first anniversary of the grant date subject to continued service to the Company through the vest date. However, the Compensation Committee, as the administrator of the Incentive Plan, may modify the vest schedule of an award.

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The following table sets forth summary information regarding the compensation of our non-employee directors for the 2015 fiscal year. Mr. Zoradi’s compensation as a director for the period June 4, 2015 until August 23, 2015 has been included in his compensation as the CEO in the Summary Compensation Table for 2015 on page 51.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Darcy Antonellis	$35,000	$101,532	$1,218	$137,750
Benjamin D. Chereskin	$71,250	$109,986	$2,146	$183,382
Vahe A. Dombalagian	$25,714	-	$ 825	$ 26,539(4)
Peter R. Ezersky	$32,143	-	$ 825	$ 32,968
Steven P. Rosenberg	$77,500	$109,986	$2,146	$189,632
Enrique F. Senior	$67,500	$109,986	$2,146	$179,632
Carlos M. Sepulveda	$87,500	$109,986	$2,146	$199,632
Donald G. Soderquist	$86,250	$109,986	$2,146	$198,382
Raymond W. Syufy	$67,500	$109,986	$2,146	$179,632
Nina G. Vaca	$71,250	$109,986	$1,700	$182,936

(1)	Includes all annual cash retainers, as applicable.

(2)	The aggregate grant date fair values were calculated based upon the closing price of Common Stock on June 15, 2015 of $41.63 per share for Messrs. Chereskin, Senior, Sepulveda, Soderquist, Syufy and Rosenberg and Ms. Vaca and on July 13, 2015 of $41.68 per share for Ms. Antonellis. This calculation is in accordance with FASB ASC Topic 718.

See Note 16 to the Company’s 2015 Form 10-K, for discussion of the assumptions used in determining the grant date fair values of these share based awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

At December 31, 2015, each of Messrs. Chereskin, Senior, Sepulveda, Soderquist, Syufy and Rosenberg and Ms. Vaca owned 2,642 shares of restricted stock and Ms. Antonellis owned 2,436 shares of restricted stock. Ms. Antonellis’s annual director restricted stock grant was pro-rated from July 7, 2015, her date of election as a Board member. See also Security Ownership of Certain Beneficial Owners and Management on page 66 for ownership as of The Record Date.

Messrs. Dombalagian and Ezersky resigned effective June 4, 2015 and thus did not receive the annual grant of restricted stock.

(3)	The amounts reported are dividends paid during the 2015 fiscal year on the shares of unvested restricted stock granted in 2014 and 2015. Messrs. Dombalagian and Ezersky received dividends only on the restricted stock granted in 2014 which vested on May 22, 2015.

(4)	Pursuant to the partnership agreement with his employer, Mr. Dombalagian remitted his compensation to MDP.

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ITEM TWO — RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2016 FISCAL YEAR

The Audit Committee has appointed and the Board has ratified the appointment of Deloitte as the Company’s independent registered public accounting firm for the 2016 fiscal year. As a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee may review its future selection of auditors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Deloitte as the independent registered public accounting firm for the 2016 fiscal year.

Vote Required for Ratification

Ratification requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Since this proposal is considered a “routine” matter, broker non-votes do not arise and brokers and banks may exercise discretionary authority to vote your shares. Abstentions will have no effect on this item.

Board recommends a vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2016 fiscal year.

ITEM THREE — NON-BINDING, ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is providing stockholders with an opportunity to cast an advisory vote on the compensation of our NEOs as disclosed in the CD&A, the compensation tables, narrative discussion, and related footnotes included in this proxy statement (“Say-on-Pay”).

While the vote is advisory, and therefore non-binding on the Company, the Compensation Committee values the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in more detail in the CD&A, our executive compensation program is designed to attract and retain a talented team of executives who can deliver on our commitment to build long-term stockholder value. The Compensation Committee believes our program is competitive in the marketplace and links pay to Company performance.

Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion is hereby APPROVED.”

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At the annual meeting of stockholders held in May 2011, the Board recommended, and approximately 89% of the Company’s stockholders who voted either in person or via proxy and entitled to vote supported an annual advisory vote on executive compensation. Therefore, the next non-binding advisory vote on executive compensation will be at the 2017 annual meeting.

Vote Required for Approval

Approval of the Say-on-Pay item requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Broker non-votes and abstentions will have no effect on this item.

Board recommends a vote “FOR” the Say-on-Pay advisory vote.

EXECUTIVE OFFICERS

Executive Officers

Set forth below is the name, age, position and a brief summary of the business experience of each of our executive officers as of the Record Date for whom we file reports under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”):

Name	Age	Position
Lee Roy Mitchell	79	Chairman of the Board; Director
Mark Zoradi	62	Chief Executive Officer; Director
Sean Gamble	41	Chief Financial Officer
Valmir Fernandes	55	President-Cinemark International, L.L.C.
Michael Cavalier	49	Executive Vice President-General Counsel and Secretary
Tom Owens	59	Executive Vice President-Real Estate

Lee Roy Mitchell is the founder of the Company. He has served as our Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our CEO from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and President from our inception in 1987 until March 1993. Mr. Mitchell currently serves on the board of directors of NCMI. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company, and the brother-in-law of Walter Hebert III, the Executive Vice President–Purchasing, of the Company.

Mark Zoradi has served as our CEO since August 24, 2015. He has served as the Chief Operating Officer of Dreamworks Animation SKG from August 2014 until January 2015. Prior to his post at Dreamworks, Mr. Zoradi served as the President and Chief Operating Officer of Dick Cook Studios, a new media and entertainment start-up company, from January 2011 until July 2014. During his 30-year career at Disney from May 1980 until February 2010, Mr. Zoradi served in a variety of executive positions in various divisions including Home Entertainment, Disney Channel, Television, Worldwide Theatrical Distribution/Marketing, and as the President of the Motion Picture Group.

Sean Gamble has served as our CFO since August 2014. From February 2009 until April 2014, Mr. Gamble was the Executive Vice President and Chief Financial Officer (“CFO”) of Universal Pictures, a subsidiary of NBCUniversal (subsidiary of Comcast Corp.) and creator and distributor of theatrical and non-theatrical filmed entertainment. Prior to joining NBCUniversal, Mr. Gamble held several senior level positions with the General Electric Company, a multinational conglomerate corporation providing financing, expertise and infrastructure.

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Valmir Fernandes has served as our President of Cinemark International, L.L.C. since March 2007. From 1996 until March 2007, Mr. Fernandes was General Manager of Cinemark Brasil S.A.

Michael Cavalier has served as our Executive Vice President-General Counsel and Secretary since February 2014, as Senior Vice President-General Counsel and Secretary from January 2006 until February 2014, as Vice President-General Counsel and Secretary from August 1999 until January 2006, as Assistant Secretary from May 2001 until December 2003 and as Secretary since December 2003. From July 1997 until July 1999, Mr. Cavalier was General Counsel of our Company and from July 1993 until July 1997 was Associate General Counsel.

Tom Owens has served as our Executive Vice President-Real Estate since February 2014, as Senior Vice President-Real Estate since from January 2007 until February 2014, as Vice President-Development from December 2003 until January 2007 and as Director of Real Estate from April 2002 until December 2003. From 1998 until April 2001, Mr. Owens was President of NRE, a company he founded that specialized in the development and financing of motion picture theatres. From 1996 until 1998, Mr. Owens served as President of Silver Cinemas International, Inc., a motion picture exhibitor. From 1993 until 1996, Mr. Owens served as our Vice President-Development.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The CD&A discusses our executive compensation program and the compensation paid to our NEOs. It details our compensation philosophy, the structure of the compensation program and the ways in which the philosophy is implemented generally, as well as, specifically for individual performers. The CD&A helps readers better understand the information found in the Summary Compensation Table for 2015 and other accompanying tables located in this section of the proxy statement.

In this proxy statement, “executive officers” refers to all members of management, including the NEOs.

Executive Summary

2015 Say-on-Pay Voting Results

At the 2015 Annual Meeting, our executive compensation program garnered the support of approximately 95% of the votes cast by stockholders present in person or represented by proxy and were entitled to vote at the 2015 Annual Meeting. Given the high approval, the Compensation Committee did not make any structural change to the compensation program for the 2015 fiscal year.

In line with our emphasis on pay-for-performance, retention oriented market competitive compensation and our performance relative to our peers, compensation awarded to our NEOs for the 2015 fiscal year were reflective of Cinemark’s record financial results.

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Cinemark Financial Performance in the 2015 Fiscal Year

Our domestic operations set all-time records in nearly every key performance metric in 2015, including attendance, admissions revenues, concession revenues, total revenues, average ticket price, concession per patron and Adjusted EBITDA. We also continued our long-running series of out-performing the North American industry by more than 200 basis points for the full-year, with box office growth of 9.6%.

Our international segment also achieved record attendance with more than 100 million patrons for the year. Despite the significant currency devaluations across our Latin America market throughout 2015, our Latin American segment generated growth in reported admissions revenues, concession revenues, total revenues and Adjusted EBITDA.

Cinemark Financial Performance Over Five Years

The data below shows our growth in certain metrics over the five-year period, 2011 – 2015(1):

Year	Revenue In Millions	Net Income In Millions	Cash and Cash Equivalents in Millions	Reported Adjusted EBITDA in Millions	Diluted Earnings Per Share

2011	$2,279.6	$130.6	$521.4	$519.5	$1.14

2012	$2,473.5	$168.9	$742.7	$589.2	$1.47

2013	$2,682.9	$148.5	$599.9	$625.3	$1.28

2014	$2,627.0	$192.6	$638.9	$596.5	$1.66

2015	$2,852.6	$216.9	$588.5	$663.8	$1.87

(1)	All data as of and for the year ended December 31.

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Performance Relative to Peers

We compare our financial performance against our direct competitors in the movie exhibition industry (referred to as the “performance peer group”). Our performance peer group includes the four publicly-held companies in our industry, namely, Regal Entertainment Group (RGC), AMC Entertainment Holdings, Inc. (AMC), Carmike (CKEC) and IMAX Corporation (IMAX). We believe that this peer group is an appropriate benchmark for evaluating our financial performance since we directly compete with them for business and investor capital.

Our financial performance relative to our performance peer group has been very strong over the past five years. Our Total Stockholder Return (“TSR”) (with dividends reinvested) for the one-year, cumulative three-year and cumulative five-year periods, as compared to our performance peers, are as follows:

	1 YR TSR	3YR TSR	5YR TSR
CNK	(3.2%)	39.9%	120.6%
AMC	(5.3%)	N/A	N/A
RGC	(7.5%)	61.1%	114.2%
CKEC	(12.7%)	52.9%	197.2%
IMAX	15.0%	58.1%	26.6%
Group	(0.4%)	57.4%	76.0%

The Company’s cumulative total return between 2011 and 2015 as compared to RGC, CKEC and IMAX as a group and S&P 500 is presented below.

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*	Since AMC became publicly-owned in December 2013, it is not included in the five-year graphical presentation.

NEO Compensation for the 2015 Fiscal Year

❖	The annual base salary of each NEO was increased by 3% from 2014.
❖	All participants to the Bonus Plan, including the NEOs, received 150% of their individual targets as cash bonus as the Company exceeded the set Adjusted EBITDA target of $643.6 million.
❖	Per their respective employment agreements, the target value of the long-term equity incentive awards granted to Mr. Warner and Mr. Copple were 200% and 150% of their respective annual base salaries. The Compensation Committee set the target value of the long-term equity incentive awards granted to Messrs. Fernandes and Gamble at 125% and 100% of their respective annual base salaries.
❖	Mr. Zoradi was not granted additional equity upon his appointment as the CEO. He was granted 2,642 shares in June 2015 pursuant to the annual director restricted stock grant when he was elected as a director. Similar to previous years, Mr. Mitchell was not granted any long-term equity incentive awards in 2015 due to his substantial ownership in the Company, at approximately 8% as of the Record Date.
❖	Perquisites continued to be very limited. Per the terms of Mr. Zoradi’s employment offer, we reimburse Mr. Zoradi for certain personal expenses in the amount of $30,000 annually.

2015 Compensation Mix

The presentations below show the mix of variable and fixed components of compensation as a percentage of total compensation at the target level for Mr. Warner individually, and for our other NEOs as a group. Mr. Zoradi’s compensation data was not included as he was the CEO for only four months and inclusion of his data would produce a skewed result.

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Variable compensation (cash bonus and long-term equity incentive award) as a percentage of total target compensation equals 72% for Mr. Warner and 60% for the other NEOs.

Overall target total direct compensation (base salary, target bonus, and target value of long-term equity incentives) of Cinemark’s NEOs for the 2015 fiscal year were commensurate to the 25th percentile of our proxy peers (defined below) and within a competitive range of the general industry survey data.

Key Governance Features of Executive Compensation

The Board believes in strong governance with regards to our executive compensation program. As such, the Board has adopted certain governance measures to ensure good governance of executive compensation. The compensation related governance principles are as follows:

Change of control	The change of control payment provision in the employment agreements of the executive officers is subject to a “double trigger”. In the event of a change of control, compensation and benefits vest only if the executive officer’s employment is involuntarily terminated, without cause, or where a participant terminates employment for good reason, within one year of the change of control event.

Golden parachute/Excise tax gross-up	No “golden parachute” or excise tax gross-up in the event of a change of control.

Deferred compensation/Pension plans	None

Short sales of Company securities	Prohibited by the Supplemental Policy Concerning Trading In Company Securities By Certain Designated Persons (“Supplemental Insider Trading Policy”).

Purchases or sales of puts, calls or other derivative securities with respect to Company securities	Prohibited by the Supplemental Insider Trading Policy.

Hedging transactions such as zero-cost collars and forward sale contracts	Prohibited by the Supplemental Insider Trading Policy.

Hold Company securities in a margin account	Prohibited by the Supplemental Insider Trading Policy.

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Pledge Company securities as collateral for a loan	Prohibited by the Supplemental Insider Trading Policy (unless the covered person can clearly demonstrate the financial capacity to repay the non-margin loan without resorting to the pledged securities).

DISCUSSION

Our compensation program is designed to reward talent and performance in achieving the short-term and long-term interests of the Company’s stockholders. In order to achieve this goal, we

❖	Hire and retain top executives by paying and granting market competitive annual base salaries, cash bonuses and long-term equity incentive awards.
❖	Pay for performance by tying a portion of the total annual compensation of an executive to Company and individual performance.
❖	Motivate and reward long-term growth and profitability by rewarding achievement of long-term growth targets while minimizing incentives for imprudent risk-taking.

We use traditional compensation elements of annual base salary, cash bonus, long-term equity incentives and employee benefits to deliver competitive and performance-based compensation. Our performance has established us as one of the industry leaders. We believe hiring, motivating and retaining one of the best executive management teams in the industry has given us the leadership that is required to achieve high performance levels. Headed by the Chairman of the Board and the founder of the Company, Lee Roy Mitchell, our executive management team brings experience and industry knowledge that is quite unique. Our NEOs have made their careers in the movie-exhibition industry. With the hiring of Mark Zoradi as our CEO and Sean Gamble as our CFO, we have added studio experience and a more diverse industry experience to our executive team.

We implement our compensation principles by structuring executive compensation in the following manner:

❖	setting a level of compensation for each position that is competitive based on the skill and knowledge of the individual;
❖	recognizing the effort, leadership and responsibility needed to perform the job successfully and to achieve the performance goals; and
❖	using a mix of fixed and variable pay components with different time horizons and payout forms to reward and motivate achievements of short-term and long-term goals.

The Process of Setting Executive Compensation

The Compensation Committee establishes the compensation of the CEO and certain other executive officers and our independent, outside compensation consultant assists the Compensation Committee upon its request. In establishing the compensation of the NEOs (other than the CEO) and certain other executive officers, the Compensation Committee may consider the recommendations of the CEO and input received from the compensation consultant.

If deemed appropriate, the Compensation Committee advises the Board of its determination of the compensation of the CEO and certain other executive officers prior to its implementation. While the Compensation Committee may consider input provided by the Board, the decisions are made solely by the Compensation Committee. The below discussion elaborates on the role of each participant involved in setting executive compensation, and other factors that are considered in the process.

39	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

Compensation Committee:  The Compensation Committee is responsible for:

❖	establishing, evaluating and overseeing the Company’s compensation program;
❖	setting the annual base salaries of the NEOs and certain other executive officers as it deems appropriate;
❖	establishing business criteria and setting performance targets for the cash bonus and the long-term equity incentive awards;
❖	certifying the Company’s performance over the relevant performance periods for purposes of the cash bonus and the long-term equity incentive awards; and
❖	evaluating the performance of the CEO and the NEOs against set business criteria and performance targets.

Role of the CEO:  In making compensation decisions for executive officers, the Compensation Committee solicits the views of our CEO and the compensation consultant. The CEO does not make recommendations to the Compensation Committee about his own compensation and none of our executive officers are involved in the Compensation Committee’s determination of their own compensation.

Compensation Consultant:  The Compensation Committee has the sole authority under the Compensation Committee Charter, to the extent it deems appropriate, to retain one or more consultants and has direct responsibility for the compensation and oversight of the work of any compensation consultant. The Compensation Committee also has the right to receive information it deems pertinent from management, employees, outside counsel and other advisers.

The scope of the compensation consultant’s engagement have covered the following:

❖	make recommendations regarding the design of the Company’s executive compensation program and the competitiveness of individual compensation levels of the NEOs and certain other executive officers;
❖	review and recommend appropriate changes to the Company’s executive compensation program;
❖	advise the Compensation Committee on companies that should populate a peer group to be used by the Compensation Committee as reference points for executive compensation and suggest changes to the peer group as appropriate;
❖	review, as requested, proposals related to executive compensation brought before the Compensation Committee and provide objective analysis and recommendations;
❖	attend Compensation Committee meetings as requested; and
❖	advise the Compensation Committee on emerging trends and issues related to the compensation of public company executive officers.

For purposes of determining executive compensation for the 2015 fiscal year, the Compensation Committee hired Pay Governance LLC (“Pay Governance”) to conduct a competitive review of our executive compensation program. Pay Governance analyzed Cinemark executive compensation in relation to competitive market data and included the following:

❖	review of compensation peer group (defined below) financials;
❖	competitive analysis of total direct compensation and its elements for Section 16 officers; and
❖	review of aggregate equity program statistics.

In light of the NYSE listing standards regarding independence of compensation consultants, the Compensation Committee evaluated the independence of Pay Governance. The Compensation Committee reviewed, among other items, a questionnaire executed by Pay Governance addressing its

40	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

independence and that of the members of the consulting team, including the following factors: (i) other services provided to the Company by the compensation consultant, (ii) fees paid by the Company as a percentage of the compensation consultant’s total revenue, (iii) policies or procedures of the compensation consultant that are designed to prevent conflicts of interest, (iv) any business or personal relationships between any of the members of the consulting team and a member of the Compensation Committee or any of the Company’s executive officers, and (v) any Common Stock owned by any of the members of the consulting team or any immediate family member. Based upon this review, the Compensation Committee concluded that the work performed by Pay Governance for the 2015 fiscal year did not raise any conflicts of interest.

The compensation committee appointed Pearl Meyer as the Company’s compensation consultant for the 2016 fiscal year.

Peer Review: We compete with a peer group of companies (referred here as the “compensation peer group”) for executive level talent. To attract, retain and motivate the highest caliber executive management team critical to our long-term success, the Compensation Committee believes the management team’s compensation should be aligned to similarly situated executives within our compensation peer group. For this purpose, the Compensation Committee requests the compensation consultant to provide compensation data annually, based on a peer review of Cinemark’s direct competitors and companies in the entertainment industry that are of similar size to Cinemark and could compete with us for executive talent. The compensation consultant typically provides compensation data for the 25th, 50th and 75th percentiles for each component of compensation and total target compensation for each NEO. While the Compensation Committee does not benchmark executive compensation, it does take into consideration the survey information provided by the compensation consultant to ensure that our compensation structure and targets are competitive with our compensation peer group.

To determine executive compensation for the 2015 fiscal year, Pay Governance provided competitive compensation analysis from two sources – (i) most recent proxy data for NEO compensation and (ii) published general industry survey data for 2014 for the NEOs and certain other executive officers.

The compensation peer group selected for the 2015 fiscal year represented an executive talent labor market similar to Cinemark and were of comparable size (median) in terms of revenue and market capitalization. The compensation peer group comprised of the following 11 companies (although it was noted that several peers have outlier pay practices and programs):

AMC Entertainment Holdings, Inc.	Netflix, Inc.
Carmike Cinemas, Inc.	Panera Bread Company
Chipotle Mexican Grill, Inc.	Regal Entertainment Group
Dreamworks Animation SKG Inc.	Sirius XM Holdings Inc.
IMAX Corporation	Wynn Resorts Ltd.
Lions Gate Entertainment Corp.

The compensation survey data was analyzed in relation to three groups – (i) the peer proxy group representing the full Cinemark compensation peer group (referred to as the “proxy peers”) (ii) the general industry survey group representing participants with revenue between $2 billion and $10 billion with sample size varying by position of the executive, and (iii) direct competitors—RGC, AMC, CKEC and IMAX.

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Timing: Annual base salaries are typically approved by the Compensation Committee towards the end of the last quarter of the previous fiscal year. The Company’s performance target for purposes of the Bonus Plan and individual target levels for cash bonus and long-term incentive awards are set during the first 90 days of the fiscal year. The timing of the performance-based compensation is dictated by the requirements of Section 162(m) to qualify such compensation as a deductible expense under Section 162(m) of the Code. See Tax Considerations on page 49. Long-term equity incentive awards for the fiscal year are typically granted on the same day to all participants to the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (the “Incentive Plan”), including the NEOs, at the closing price of the Common Stock on the previous trading day or on the grant day (both permitted by the Incentive Plan).

Design of the Executive Compensation Program

The design of our executive compensation is consistent with the compensation structure used in our industry:

❖	annual base salary;
❖	performance-based cash bonus;
❖	service-based equity award;
❖	performance-based equity award vesting after a performance period and a subsequent period of continued employment; and
❖	standard benefits.

Annual base salary and benefits are the only fixed components of the summary compensation of an executive as the values of those components are not subject to Company performance or fluctuations in the price of our Common Stock. Cash bonus and long-term equity incentive awards are the performance-based components of compensation. We believe the distribution between fixed and performance-based components offers a competitive compensation program while appropriately mitigating risk.

Annual Base Salary:

The annual base salary represents minimum payment for a satisfactory level of individual performance for the duration of employment with the Company. The Compensation Committee seeks to keep annual base salary competitive to help attract and retain qualified executives. Annual base salaries for the executive officers are determined by the Compensation Committee based on a variety of factors including:

❖	nature and responsibility of the position;
❖	expertise of the individual executive;

42	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

❖	competitiveness of the market for the executive’s services;
❖	potential for driving the Company’s success in the future;
❖	compensation peer group data;
❖	the performance reviews and recommendations of the CEO (except in the case of his own compensation); and
❖	other judgmental factors deemed relevant by the Compensation Committee.

The Compensation Committee has not adopted any formula with specific weightings assigned to any of the factors above.

The Company has employment agreements with each NEO. Under the employment agreements, the annual base salaries are subject to annual review by the Compensation Committee and can be increased but not decreased.

In 2015, the base salary of each NEO was increased by 3% over their respective 2014 salaries.

With respect to the compensation peer group, the annual base salaries were below market median – 71% of median on average – and more competitive with the 25th percentile.

Cash Bonus:

Pursuant to our compensation philosophy of pay for performance, we provide participants to our Bonus Plan an opportunity to earn a cash bonus tied to annual Company performance measured against pre-established performance metrics set for the fiscal year by the Compensation Committee. This opportunity is intended to compensate participants for achieving short-term financial and operational goals of the Company with individual targets based on the participant’s position and potential contribution to the achievement of the Company’s targets. While the cash bonus provides an additional compensation opportunity it also subjects the Bonus Plan participant to the financial risks of the Company.

The following steps are performed annually for the Bonus Plan:

(1) Setting a Target Cash Bonus. In order to qualify the cash bonus as fully tax deductible to the Company under Section 162(m) of the Code, the Compensation Committee sets the Company’s target performance metric for the fiscal year and the target bonus for each NEO (as a percentage of annual base salary) before the end of the first 90 days of the fiscal year. Each participant is entitled to receive a ratable portion of the participant’s target cash bonus based upon the Company’s level of achievement of the performance metric within a range of threshold and maximum percentage of the target performance metric. The actual amount of cash bonuses paid, if any, may result in a cash bonus that is greater or less than the stated target (and could be zero) depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

While the Compensation Committee sets individual targets for each NEO and certain other key executive officers, it authorizes the CEO and the President to set the target bonuses of the other participants to the Bonus Plan. In setting the target bonus percentages of each NEO, the Compensation Committee takes into consideration the peer review compensation data and such other factors as deemed relevant, such as the individual’s potential contribution to the Company’s performance, the executive’s prior performance, overall market conditions, market variables in a specific sector, contributions outside of the quantitative targets and recommendations from the CEO (except for target cash bonus amounts for himself).

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Under the Bonus Plan, the maximum cash bonus amount of a NEO is capped at the lesser of 200% of such NEO’s annual base salary or $3 million. For the 2015 fiscal year, the target cash bonus percentages of Messrs. Mitchell, Warner, Zoradi and Copple were set pursuant to their respective individual employment agreements. The cash bonus targets for Messrs. Gamble and Fernandes were set by the Compensation Committee in March.

(2) Determining the Company’s Pre-Established Performance Metric. In determining the Company’s performance target for the year, the Compensation Committee may consider factors, by way of example but not limitation, any or all of the following: revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, or “EBITDA”); Adjusted EBITDA; Adjusted EBITDA Margin; cash flow; working capital and components thereof; return on equity or average stockholder’s equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period; or implementation or completion of critical projects.

As previously discussed, in 2015 the Compensation Committee revised the cash bonus targets to make the bonus program competitive with the bonus programs of our direct competitors and to more accurately compensate management for performance. Beginning 2015, the pre-established performance metric of Adjusted EBITDA may be adjusted based on a variance, year over year, between the actual North American industry box office and the estimated industry attendance used to set the Adjusted EBITDA target at the beginning of the fiscal year. The target Adjusted EBITDA for the 2015 fiscal year was set by the Compensation Committee, for purposes of the Bonus Plan, at $643.6 million, which amount could be adjusted based upon the difference between the actual industry attendance and the attendance expectations used in setting the Adjusted EBITDA target for the year.

The cash bonus scale for 2015 was set as follows:

(3) Measuring Performance. Prior to making any payouts under the Bonus Plan, the Compensation Committee assesses and certifies the Company’s performance in the first quarter of a fiscal year for the prior year. In its assessment, the Compensation Committee may make, if needed, certain adjustments as specified in the Bonus Plan. Such adjustments include, but are not limited to, factors such as changes in accounting principles and extraordinary, unusual or non-recurring events that were not included in the operating budget for the fiscal year being considered (such as the disposition of a theatre or theatres or the cessation of operation of a theatre as a result of a natural disaster). The Compensation Committee may, in its discretion, at any time, establish (and, once

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established, rescind, waive or amend) additional conditions and terms of payment of the cash bonus (including, but not limited to, the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Bonus Plan. The Compensation Committee may also take into account such other factors as it deems appropriate in administering any aspect of the Bonus Plan, including reducing the amount of the cash bonus at any time prior to payment based on such criteria as it shall determine, including, but not limited to, individual merit and the attainment of specified levels of one or any combination of the performance factors. The Compensation Committee cannot, however, adjust upwards the cash bonus payable to a NEO or waive the achievement of a performance target requirement for a NEO except in the case of the death or disability of the executive or a change of control of the Company.

Measuring the 2015 Fiscal Year Performance:

No adjustment (as discussed above) was made to the target Adjusted EBITDA of $643.8 million for the purpose of determining cash bonus payouts under the Bonus Plan since the actual industry attendance figures for the 2015 fiscal year remained within the range of attendance expectations used in setting the Adjusted EBITDA target for the year. The target Adjusted EBITDA achieved by the Company was $676.7 million which was calculated, similar to previous years, using reported Adjusted EBITDA of $663.8 million with adjustments for cash bonus and certain severance expenses. (See footnote 20 on page F-39 of the 2015 Form 10-K for reconciliations of non-GAAP financial measures). Cash bonus payouts were at the maximum and all participants to the Bonus Plan, including the NEOs, received cash bonus at 150% of their individual targets.

Mr. Fernandes’ target cash bonus is calculated based on the average of reported Adjusted EBITDA and international Adjusted EBITDA. Despite a record-setting performance by our international segment in 2015, the international Adjusted EBITDA was adversely affected by the unusual foreign exchange translation adjustments occurring due to the substantial unforeseen currency devaluations across our Latin America operations. As a result, the portion of Mr. Fernandes’ cash bonus which was based upon the international Adjusted EBITDA was negatively impacted. Had the currency impact been excluded, the international Adjusted EBITDA portion of Mr. Fernandes’ cash bonus would have resulted in a payout of 150% of his individual target. Since this was a condition over which Mr. Fernandes had no control, following our compensation philosophy of pay for performance, the Compensation Committee awarded Mr. Fernandes a discretionary bonus of $132,128 to adjust his cash bonus portion that was subject to the international Adjusted EBITDA to its maximum level. His total cash bonus, including the discretionary bonus, yielded a bonus payment of 150% of his individual target level, consistent with other NEOs.

As percentage of annual base salary, the cash bonus targets of the NEOs were competitive with that of the compensation peer group.

Equity Incentive Compensation:

In addition to the cash bonus, the Compensation Committee also awards service-based and performance-based equity incentive compensation annually, pursuant to the Incentive Plan. Service-based equity compensation enables us to attract and retain highly qualified executive officers as leaders to ensure our continued success. Performance based equity compensation encourages Company’s long-term growth and aligns the executive’s interests with the interests of our stockholders. Typically, grants to all eligible employees, including the NEOs, are made on the same day and, to avail of tax deductibility for performance-based awards, within the first 90 days of the fiscal year.

No stock options have been granted by the Company since 2004. The Compensation Committee has concluded that restricted stock and restricted stock units are a superior vehicle of incentive compensation rather than stock options since stock options do not allow our executives to benefit from our dividend policy.

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The Compensation Committee determines the split between service-based and performance-based awards taking into consideration various factors such as Company’s performance with respect to its industry competitors on a historical basis, individual leadership, contribution of individual executive officers to Company operations, and projected state of the economy over the performance period. Generally, the total grant date value of equity incentive award is split equally between service-based and performance-based awards (at the target level) with the maximum potential of the performance-based awards at 150% of the value of the service-based restricted stock award. In certain years the Compensation Committee has adjusted the percentage split of the performance-based and service-based awards to appropriately incentivize and motivate the executive officers in response to Company performance and targeted goals.

Restricted Stock. Generally, restricted stock is awarded to eligible employees as a retention incentive. Grants of restricted stock are generally based upon a percentage of the eligible employee’s annual base salary. However, such grants could be subject to adjustment based on the individual employee’s performance during the previous fiscal year. All participants to the Incentive Plan are eligible to receive restricted stock. Restricted stock grants typically vests 50% on each of the second and fourth anniversaries of the grant date subject to continuous employment through the vest dates. However, the restricted stock granted to Mr. Warner in 2013 and the restricted stock granted to Mr. Gamble in 2014 vest equally over three years. Additionally, all of Mr. Warner’s outstanding restricted stock vested as specified in his employment agreement when his employment agreement expired on April 1, 2016. All of Mr. Copple’s outstanding restricted stock also vested pro rata as specified in his employment agreement when he terminated his employment for Good Reason (as defined in his employment agreement) effective March 4, 2016.

Recipients of restricted stock awards are permitted to:

(i)	receive dividends on the restricted stock to the extent dividends are paid by the Company on shares of its Common Stock, and

(ii)	to vote such Common Stock during the restriction period.

The Company’s current dividend rate is $0.27 per quarter.

Performance Awards. Performance awards entitle recipients to vest in or acquire shares of Common Stock upon the attainment of specified performance goals over the performance period established by the Compensation Committee. Only the NEOs and certain executive officers who have a significant impact on the Company’s long-term performance have been awarded performance awards.

Performance awards can be granted in the form of restricted stock or restricted stock units although since 2008 the performance awards have only been granted as restricted stock units. The performance goals are based on one or more pre-established objective criteria that specify the number of shares of Common Stock under the performance award that will be issued (if the performance award is in the form of restricted stock unit) or shall vest (if the performance award is in the form of restricted stock) upon attaining the performance goals. After attainment of the performance goals, the underlying Common Stock may be subject to additional service-based vesting conditions. Any dividends that are attributable to the underlying Common Stock relating to a restricted stock unit performance-based award will be accrued and paid to the recipient when the vesting conditions are satisfied.

Currently our performance goal is based on an implied equity value concept that measures the change in an IRR during a performance period. For restricted stock units granted from 2008 until 2013, the performance period was a three-year period with an additional one-year service requirement.

46	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

Beginning in 2014, the Compensation Committee changed the performance period to a two-year period with an additional two-year service requirement. This change of the performance period was based on an annual re-evaluation of the Company’s growth, strategic plan and results delivered in the past years.

The implied equity value is based on a valuation formula utilizing a multiple of reported Adjusted EBITDA (subject to certain specified adjustments) and other factors that produces a fundamental valuation of Cinemark equity. IRR represents the growth in this implied equity value. Each performance target underlying the performance awards has a threshold, target and maximum level and vest on a pro rata basis according to the IRR achieved during the performance period, with the maximum level equal to 150% of the individual’s target. The targets for the current fiscal year are established by the Compensation Committee within the first 90 days of the fiscal year. The number of shares of Common Stock an executive may receive upon the attainment of a performance goal cannot be determined at the date of grant because the payment of such compensation is contingent upon attainment of the IRR. If at the end of the performance period the Compensation Committee certifies that the performance target has been met, the shares of Common Stock underlying the restricted stock units are subject to an additional service-based vesting restriction contingent upon the employee’s continued service until the vest date.

In October 2015, the Compensation Committee reviewed the IRR formula for the restricted stock units granted in March 2013 and 2014. Upon review, the Compensation Committee determined that it was in the Company’s best interest to adjust the IRR formula for the 2013 and 2014 fiscal years because of the extra-ordinary adverse impact of the devaluation of the Latin American currencies on the Company’s foreign cash and international Adjusted EBITDA. Currency devaluations and the resulting foreign currency translation adjustments are outside of the control of management and reported amounts did not accurately reflect management’s performance and the Company’s outperformance of its peers. The Compensation Committee made an adjustment for purposes of calculating the IRR for the restricted stock units granted in 2013 and 2014 as follows – if at the end of the applicable performance period the exchange rate of the local currencies of the Company’s foreign operations has fluctuated by more than +/- 7.5% against the U.S. dollar compared to the foreign exchange rates for such currencies at the beginning of the applicable performance period, then the impact of the foreign exchange rate to be used for translation of all of the countries’ Adjusted EBITDA and cash holdings for purposes of the IRR calculation would be capped at the 7.5% collar. In March 2016, the Compensation Committee certified the results for the vesting of the restricted stock units granted in 2013 and 2014 and approved the vesting of 100% of the maximum shares of Common Stock underlying the restricted stock units which will be issued in March 2017 and March 2018 respectively, upon satisfaction of the additional service requirement.

Additionally, for the restricted stock units granted for the 2015 fiscal year, the Compensation Committee granted the awards with IRR percentages that were revised from those of previous years. The change in IRR percentages was warranted due to a decrease in the rate of cost of capital by 150 basis points since 2008 when the IRR percentages were first set. Thus, the IRR percentages for the 2015 grant were set as follows:

Level	IRR	Performance Shares Issuable
Threshold	IRR equal to 7.5% but less than 9.5%	33 1⁄3% of the maximum performance shares issuable
Target	IRR equal to 9.5% but less than 11.5%	66 2⁄3% of the maximum performance shares issuable
Maximum	IRR equal to or greater than 11.5%	100% of the maximum performance shares issuable

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Payout is prorated for performance between threshold and target and between target and maximum. If the IRR for the applicable performance period is at least 7.5%, which is the threshold, at least one-third of the restricted stock units vest. If the IRR for the applicable performance period is at least 9.5%, which is the target, at least two-thirds of the restricted stock units vest. If the IRR for the applicable performance period is at least 11.5%, which is the maximum, 100% of the restricted stock units vest. As an example, if the Company achieves an IRR equal to 10.5%, the number of restricted stock units that shall vest will be greater than the target but less than the maximum number that would have vested had the Company achieved the highest IRR.

The restricted stock units granted in 2015 have a two-year performance period, from January 1, 2015 until December 31, 2016, and a two-year service requirement. Once the Compensation Committee has certified the IRR achieved during the performance period, the award recipient must still satisfy an additional two-year service period until March 2019. However, under the terms of the respective employment agreements, the Common Stock underlying the restricted stock units granted to each of Messrs. Warner and Copple shall be issued pro rata as specified in their employment agreements, to the extent they vest, at the end of the performance period. All restricted stock units of Mr. Warner and Mr. Copple which were outstanding but for which performance has been certified by the Compensation Committee as of their respective employment termination dates, vested pro rata as specified in their employment agreements, without any continued service requirement. Such restricted stock units were granted in 2012 (for Mr. Copple only), 2013 and 2014. The restricted stock units granted in 2012 vested at 76.67% of the maximum and the restricted stock units granted in 2013 and 2014 vested at 100% of the maximum. Subject to the additional service requirement, the vest dates for these awards would have been March 8, 2016, March 29, 2017 and March 26, 2018.

In 2015, the service-based restricted stock awards and the performance-based restricted stock unit awards were granted as a 50/50 mix (at the target level) with the value of the potential maximum level of performance-based grant at 150% of the value of the service-based equity grant. This distribution of equity grants is consistent with our compensation philosophy to motivate our executive officers to increase stockholder value over the long-term while still providing incentive for continuity and short-term performance.

Compared to the compensation peer group, the long-term incentive grants for the NEOs were below the 25th percentile for the 2015 fiscal year.

Perquisites:

With limited exceptions, the Compensation Committee’s policy is to provide benefits and perquisites to our NEOs that are substantially the same as those offered to our other employees at or above the level of vice president. The benefits and perquisites that may be available in addition to those available to our other employees include life insurance premiums and long-term disability insurance and executive disability insurance. Pursuant to his employment agreement, we reimburse Mr. Zoradi for certain personal expenses in the amount of $30,000 annually.

401(k) Plan:

We sponsor a defined contribution savings plan, or 401(k) Plan, whereby certain employees may elect to contribute, in whole percentages between 1% and 50% of such employee’s cash compensation, provided no employee’s elective contribution shall exceed the amount permitted under Section 402(g) of the Code ($18,000 for 2015, $17,500 for 2014 and $17,500 for 2013). In 2015, participants over the age of 50 could contribute an additional $6,000.

We may make an annual discretionary matching contribution up to a maximum of 6% of the employee’s annual cash compensation to the 401(k) Plan, subject to the limits specified by

48	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

Section 402(g) of the Code. In 2015, our annual discretionary matching contribution was 100% up to 3% and 75% for the remaining 3% of the employee’s contribution. Our discretionary matching contributions immediately vest but payments are made in the first quarter of the following year.

Tax Considerations

The Compensation Committee considers the tax impact to the Company when making executive compensation decisions and has a practice of delivering compensation in a tax-efficient manner whenever reasonable. However, the priority of the Compensation Committee is to provide competitive compensation that would serve the objectives of retention, reward and motivation in the best possible mix of the various compensation components in a particular year. Therefore, in certain years some compensation paid to the NEOs may not be deductible by the Company due to the limitations of Section 162(m) of the Code.

Section 162(m) provides that the amount of compensation that we may deduct each year for our “covered employees” - the CEO and each of the three most highly paid officers (other than our CFO) - is $1 million. Elements of compensation that qualify as “performance-based compensation” are deductible even if in excess of this $1 million limit.

In structuring the compensation programs that apply to the covered employees, the Compensation Committee considered the requirements and consequences of Section 162(m) of the Code. We designed several elements of our overall compensation program in the form of performance-based compensation. The restricted stock units are intended to qualify as performance-based compensation and shall therefore be fully tax deductible. Similarly, cash bonuses paid pursuant to the Bonus Plan are intended to qualify as performance-based compensation.

In addition to cash bonuses and restricted stock units, the Company has also granted, and may continue to grant, service-based restricted stock awards to covered employees that will count against the $1 million compensation deduction limit. In 2015, Messrs. Copple and Fernandes recognized compensation in excess of $1 million upon vesting of restricted stock granted in 2011 and 2013 and Mr. Warner also recognized compensation in excess of $1 million due to the vesting of restricted stock granted in 2011, 2012, 2013 and 2014.

While the Compensation Committee has taken into account the potential application of Section 162(m) of the Code on compensation decisions and the Company generally seeks to ensure the deductibility of the incentive compensation paid to the covered employees, the Compensation Committee intends to retain the flexibility necessary to continue the competitive pay practices of the Company. Therefore, not all incentive compensation awards may be fully deductible by the Company. In addition, there may be ambiguities regarding how the conditions to qualify as “performance-based” compensation will be interpreted and administered under the income tax regulations, so that amounts that the Company intends or expects to qualify as deductible may not so qualify. Accordingly, there is no certainty that all elements of compensation discussed in this proxy statement will in fact be deductible.

Compensation Risk Assessment

The Compensation Committee reviews and approves the design, goals and payouts under the Bonus Plan and the Incentive Plan. The Compensation Committee monitors whether the Company’s compensation programs for executives and employees encourage unnecessary or excessive risk taking. Upon such consideration the Compensation Committee has concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect

49	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

on the Company. Below are some of the highlights of the Company’s compensation program which mitigate risks associated with compensation:

❖	the Company’s performance metrics are established within the first 90 days of the fiscal year;
❖	a mix of cash and long-term equity incentive awards;
❖	cash bonus tied to Company’s overall annual performance and measured against pre-established objective business criteria;
❖	equity compensation split between long-term and short-term, to balance retention and reward for short-term performance with motivation to increase long-term stockholder value;
❖	equity compensation vesting is multi-year service-based and performance-based (with overlapping performance periods);
❖	Compensation Committee has discretion to reduce but may not adjust upward or waive achievement of performance targets for the cash bonus; and
❖	cash bonus payouts are capped at the lesser of 200% of base salary or $3 million.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s 2015 Form 10-K, and the Board has approved the recommendation.

Respectfully submitted,

Nina Vaca (Chair)

Benjamin Chereskin

Donald Soderquist

Carlos Sepulveda

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	544,076	N/A	7,361,757
Equity compensation plans not approved by security holders	-	-	-

Total	544,076	N/A	7,361,757

(1)	Represents unearned shares underlying restricted stock units, assuming the achievement of maximum performance goals.

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Summary Compensation Table for 2015

The following table sets forth summary information concerning the total compensation earned by our NEOs for each of the last three completed fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Lee Roy Mitchell	2015	912,474		-	1,368,711	21,603	2,302,788
Chairman of the Board	2014	885,897		-	737,953	21,754	1,645,604
	2013	860,094		-	1,146,763	14,275	2,021,132
Tim Warner	2015	824,000		1,647,929	1,236,000	156,529	3,864,458
Former Chief Executive Officer	2014	825,247		1,599,952	666,400	356,074	3,447,673
and Vice Chairman of the Board	2013	707,000		1,001,381	942,643	238,535	2,889,559
Mark Zoradi	2015	301,500		109,986	427,398	23,306	862,190
Chief Executive Officer
Robert Copple	2015	618,000		926,971	927,000	156,887	2,628,858
Former President & Chief	2014	616,935		899,980	499,800	344,169	2,360,884
Operating Officer	2013	505,000		572,216	673,316	240,864	1,991,396
Sean Gamble	2015	463,500		463,442	521,438	30,674	1,479,054
Chief Financial Officer	2014	164,423		249,992	117,077	4,801	536,293
Valmir Fernandes	2015	484,100	132,128	605,054	485,100	131,524	1,837,906

President – Cinemark	2014	470,000		587,467	395,932	287,278	1,740,677
International	2013	367,781		450,694	397,771	188,396	1,404,642

(1)	See Design of the Executive Compensation Program – Annual Base Salary beginning on page 42 for a discussion of how the annual base salary is determined. See 2015 Compensation Mix beginning on page 37 for the percentage of total annual compensation for the 2015 fiscal year paid as annual base salary.

The amount reported for Mr. Zoradi includes $16,568 paid to him as annual cash retainers as a director from June 4 until August 23 and the base salary of $284,932 paid to him as CEO from August 24 until December 31. His annualized base salary was $800,000.

(2)	Mr. Fernandes’ target cash bonus is calculated based on the average of reported Adjusted EBITDA and international Adjusted EBITDA. See Design of the Execution Compensation Program – Cash Bonus beginning on page 43. Despite a record-setting performance by our international segment in 2015, the international Adjusted EBITDA, was adversely affected by the unusual foreign exchange translation adjustments occurring due to the substantial unforeseen currency devaluations across our Latin America operations. As a result, the portion of Mr. Fernandes’ cash bonus which was based upon the international Adjusted EBITDA was negatively impacted. Had the currency impact been excluded, the international Adjusted EBITDA portion of Mr. Fernandes’ cash bonus would have resulted in a payout of 150% of his individual target. Since this was a condition over which Mr. Fernandes had no control, following our compensation philosophy of pay for performance, the Compensation Committee awarded Mr. Fernandes a discretionary bonus of $132,128 to adjust his cash bonus portion that was subject to the international Adjusted EBITDA to its maximum level. His total cash bonus, including the discretionary bonus, yielded a cash bonus payment of 150% of his individual target level, consistent with other NEOs. See Grants of Plan-Based Awards in 2015 table for the maximum amount that was payable to Mr. Fernandes.
(3)	The reported amounts reflect the aggregate grant date fair values of the long-term equity incentive awards granted during the 2015, 2014 and 2013 fiscal years, computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 16 to the Company’s 2015 Form 10-K for a discussion of the assumptions used in determining the grant date fair values of these long-term equity incentive awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

51	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

The long-term equity incentive awards granted were restricted stock and restricted stock units. Mr. Mitchell was not awarded any equity due to his substantial equity ownership in the Company. Mr. Zoradi was granted restricted stock on June 15, 2015 as the annual director restricted stock grant when he was elected as a director.

The grant date fair values were calculated based upon the closing price of Common Stock on March 18, 2015 of $43.28, March 26, 2014 of $28.54 and March 28, 2013 of $29.44 per share for Messrs. Warner, Copple, Gamble and Fernandes. The grant date fair value of the restricted stock granted to Mr. Zoradi was based on the closing price of Common Stock on June 15, 2015 of $41.63 per share.

For purposes of the Summary Compensation Table for 2015, payment at the target level was assumed as the most probable outcome for the restricted stock units. As required by the rules of the SEC, the table below provides the grant date fair values of the restricted stock units at the maximum level of payment:

Name	2015	2014	2013
Lee Roy Mitchell	-	-	-
Tim Warner	$1,235,947	$1,199,964	$751,073
Mark Zoradi	-	-	-
Robert Copple	$695,207	$674,971	$429,176
Sean Gamble	$347,582	-	-
Valmir Fernandes	$453,791	$440,601	$338,030

The terms of the restricted stock and restricted stock units are discussed under Design of the Executive Compensation Program – Equity Incentive Compensation beginning on page 45 and the footnote disclosures to the Grants of Plan-Based Awards in 2015 table. See also 2015 Compensation Mix beginning on page 37 for the percentage of total compensation for the 2015 fiscal year granted as long-term equity incentive awards at the target level.

(4)	The reported amounts are the cash bonuses earned by the NEOs for the 2015, 2014 and 2013 fiscal years. Pursuant to the Bonus Plan, the cash bonuses earned for a fiscal year are paid in February or March of the following year subject to the attainment of performance targets set by the Compensation Committee at the beginning of the covered fiscal year. The cash bonuses for the 2015, 2014 and 2013 fiscal years were paid on February 25, 2016, February 19, 2015 and February 28, 2014 respectively. Mr. Fernandes’ cash bonus for all three years was calculated based on the average of worldwide Adjusted EBITDA and international Adjusted EBITDA performances. See Design of the Executive Compensation Program – Cash Bonus beginning on page 43 for a discussion of the amount of cash bonus paid in proportion to total compensation. See also 2015 Compensation Mix beginning on page 37 for the percentage of total compensation for the 2015 fiscal year paid as cash bonus.
(5)	The compensation reported in this column include the following:

Name	Fiscal Year	Annual Matching Contributions to 401(k) Savings Plan ($)	Life, Group and Disability Insurance Premiums Paid by Company ($)	Dividends Paid on Restricted Stock and Vested RSU(i) ($)	Tax Gross- up	Other ($)
Lee Roy Mitchell	2015	13,913	7,690	-	-	-
	2014	13,650	7,918	-	186(ii)	-
	2013	13,387	888	-	-	-
	2015	13,913	30,296	112,320	-
Tim Warner	2014	13,650	23,452	316,232	2,740(ii)	-
	2013	13,387	3,430	221,718	-	-
Mark Zoradi	2015	-	3,173	1,321	-	18,812(iv)
Robert Copple	2015	13,913	18,687	124,287	-	-
	2014	13,650	19,896	307,525	3,098(ii)	-
	2013	13,387	6,989	215,205	5,283(iii)	-

52	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

Name	Fiscal Year	Annual Matching Contributions to 401(k) Savings Plan ($)	Life, Group and Disability Insurance Premiums Paid by Company ($)	Dividends Paid on Restricted Stock and Vested RSU(i) ($)	Tax Gross- up	Other ($)
Sean Gamble	2015	13,913	6,875	9,886	-	-
	2014	-	1,142	3,522	137(ii)	-
Valmir Fernandes	2015	13,913	13,996	103,615	-	-
	2014	13,650	13,412	257,641	2,575(ii)	-
	2013	13,387	3,162	141,847	-	30,000(v)

(i)	Dividends paid on all outstanding restricted stock and dividends paid on restricted stock units at the time of issuance of the underlying Common Stock. The restricted stock units granted on March 31, 2011 vested at the maximum level and the accrued dividends outstanding on the underlying Common Stock were paid on March 31, 2015. See Design of the Executive Compensation Program – Equity Incentive Compensation beginning on page 45 for a discussion of the dividend payment on restricted stock and restricted stock units.
(ii)	Taxes paid by the Company on executive disability and long-term disability.
(iii)	Includes $12.91 paid by the Company for Medicare taxes attributed to life insurance policy purchased for Mr. Copple and $5,270 paid by the Company as premium for Mr. Coppell’s medical insurance.
(iv)	Pursuant to Mr. Zoradi’s employment offer, the Company paid $6,250 for Mr. Zoradi’s personal travel expenses and $12,562 for his moving expenses and rent.
(v)	Expatriate allowance pursuant to Mr. Fernandes’ employment agreement.

For a narrative description of the amounts reported in the Summary Compensation Table for 2015, see Design of the Executive Compensation Program beginning on page 42 for a discussion of the various elements of compensation, including a general description of the formula or criteria to be applied in determining the amounts payable, the material terms of long-term equity incentive awards, the vesting schedule and whether the equity granted shall receive dividends, Grants of Plan-Based Awards in 2015 table for details of the equity granted in 2015 and Discussion of the Terms of the Employment Agreements with Our NEOs beginning on page 58 for a discussion of the material terms of the employment agreement of each NEO.

53	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

Grants of Plan-Based Awards in 2015

The following table specifies the grants of awards made under the Incentive Plan and the Bonus Plan to the NEOs during and with respect to the 2015 fiscal year.

Name	Grant Date(1)	Approval Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards(5)	Grant Date FV of Stock Awards(6)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Lee Roy Mitchell	2/25/2016	2/16/2016	$821,227	$912,474	$1,368,711	-	-	-	-	-
Tim Warner	2/25/2016	2/16/2016	$741,600	$824,000	$1,236,000
	3/18/2015	3/13/2015				9,519	19,038	28,557		$823,965
	3/18/2015	3/13/2015							19,038	$823,965
Mark Zoradi	6/15/2015	-	$94,968	$284,932	$427,398	-	-	-	-	-
Robert Copple	2/25/2016	2/16/2016	$556,200	$618,000	$927,000
	3/18/2015	3/13/2015				5,355	10,709	16,063		$463,486
	3/18/2015	3/13/2015							10,709	$463,486
Sean Gamble	2/25/2016	2/16/2016	$312,863	$347,625	$521,438
	3/18/2015	3/13/2015				2,677	5,354	8,031		$231,721
	3/18/2015	3/13/2015							5,354	$231,721
Valmir Fernandes	2/25/2016	2/16/2016	$370,337	$411,485	$617,228
	3/18/2015	3/13/2015				3,495	6,990	10,485		$302,527
	3/18/2015	3/13/2015							6,990	$302,527

(1)	The dates the Company paid the cash bonus and granted the long-term equity incentive awards.

(2)	The dates the Compensation Committee approved the payouts of the cash bonus and the grants of the long-term equity incentive awards.

(3)	See Design of the Executive Compensation Program – Cash bonus beginning on page 43 for a description of the cash bonus process under the Bonus Plan. See 2015 Executive Compensation Highlights: Cash Bonus on page 6 for the target bonus opportunities of each NEO for the 2015 fiscal year. See 2015 Compensation Mix beginning on page 37 for the percentage of total compensation for the 2015 fiscal year paid as cash bonus. See Summary Compensation Table for 2015 on page 51 and the related footnote disclosure for the actual cash bonus amounts paid to each NEO for the 2015 fiscal year.

(4)	On March 18, 2015, the Compensation Committee awarded restricted stock units under the Incentive Plan for an aggregate maximum of 72,952 hypothetical shares of restricted stock to Messrs. Warner, Copple, Gamble and Fernandes. The number of shares underlying each restricted stock unit award was determined in part by reference to the closing price of Common Stock on March 18, 2015 of $43.28 per share.
See Design of the Executive Compensation Program – Equity Incentive Compensation – Performance Awards beginning on page 46 for a discussion of the terms of the restricted stock units.
Holders of restricted stock units receive dividends that are attributable to the underlying Common Stock to the extent issued at the time of vest. The dividend is paid at the same rate the dividend is paid to other stockholders, which is currently $0.27 per share of Common Stock per fiscal quarter.

(5)	On March 18, 2015, the Compensation Committee awarded an aggregate of 48,635 shares of restricted stock under the Incentive Plan to Messrs. Warner, Copple, Gamble and Fernandes. The number of shares underlying each award was determined by reference to the closing price of the Common Stock on March 18, 2015 of $43.28 per share.
See Design of the Executive Compensation Program – Equity Incentive Compensation – Restricted Stock on page 46 for a discussion of the terms of the restricted stock.
Holders of restricted stock receive non-forfeitable dividends to the extent declared by our Board, at the same rate paid to other stockholders of the Company. The current dividend rate is $0.27 per share of Common Stock per fiscal quarter.

(6)

The aggregate grant date fair values of restricted stock and restricted stock units were determined using the closing price of Common Stock on March 18, 2015 of $43.28 per share. Pursuant to the rules of the SEC, for purposes of the Grants of Plan-Based Awards in 2015 table the aggregate grant date fair values of restricted stock units were determined based upon the target level of payment as the most probable outcome and were computed in

54	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 16 to the Company’s 2015 Form 10-K, for discussion of the assumptions used in determining the grant date fair values of these share awards, including forfeiture assumptions, and the period over which the Company will recognize compensation expense for such awards.

For a narrative description of the amounts reported in the Grants of Plan Based Awards in 2015, see Design of the Executive Compensation Program beginning on page 42 for a general description of the formula or criteria to be applied in determining the amounts payable, the material terms of long-term equity incentive awards and the vesting schedule, explanation of the amount of salary and cash bonus in proportion to total compensation and the Discussion of the Terms of the Employment Agreements with Our NEOs beginning on page 58 for a discussion of the material terms of the employment agreement of each NEO.

Outstanding Equity Awards at Fiscal Year-End

The following table lists the restricted stock and restricted stock units outstanding for each NEO as of December 31, 2015. There were no stock options outstanding for any NEO as of December 31, 2015.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested #		Market Value of Shares or Units of Stock That Have Not Vested $(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #(10)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $(11)
Lee Roy Mitchell	-		-	-	-
Tim Warner	19,038	(2)	636,440	9,519	318,220
	14,015	(3)	468,521
	5,670	(4)	189,548
	0	(5)
	27,579	(6)	921,966
	25,512	(7)	852,866
	42,045	(8)	1,405,564
Mark Zoradi	2,642	(1)	88,322
Robert Copple	10,709	(2)	358,002	5,355	179,018
	15,767	(3)	527,091
	4,860	(4)	162,470
	31,172	(5)	1,042,080
	15,758	(6)	526,790
	14,578	(7)	487,343
	23,650	(8)	790,620
Sean Gamble	5,354	(2)	178,984	2,677	89,492
	4,696	(3)	156,987
Valmir Fernandes	6,990	(2)	233,676	3,495	116,838
	10,292	(3)	344,062
	3,828	(4)	127,970
	27,303	(5)	912,739
	12,421	(6)	415,234
	11,482	(7)	383,843
	15,438	(8)	516,092

(1)	The number of shares granted to Mr. Zoradi as a director on June 15, 2015 pursuant to the Director Compensation Policy. The shares vest on June 15, 2016.

(2)	The number of shares of restricted stock granted on March 18, 2015.

55	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

The reported shares for Mr. Warner vested 50% on March 18, 2016 and per the terms of his employment agreement, the remaining 50% vested on April 1, 2016 upon the expiration of the term of his employment agreement.
The reported shares for Mr. Copple vested pro rata as specified in his employment agreement upon his resignation effective March 4, 2016.
The reported shares for Messrs. Gamble and Fernandes vest equally on March 18, 2017 and March 18, 2019.

(3)	The number of shares of restricted stock granted on March 26, 2014 and remaining outstanding as of December 31, 2015.
The reported shares for Mr. Warner vested on March 26, 2016.
The reported shares for Mr. Copple vested pro rata as specified in his employment agreement upon his resignation effective March 4, 2016.
The reported shares for Mr. Fernandes vest equally on March 26, 2016 and March 26, 2018.
The reported shares for Mr. Gamble vest equally on August 27, 2016 and August 27, 2017.

(4)	The number of shares of restricted stock granted on March 29, 2013 and remaining outstanding as of December 31, 2015.
The reported shares for Mr. Warner vested on March 29, 2016.
The reported shares for Mr. Copple vested pro rata as specified in his employment agreement upon his resignation effective March 4, 2016.
The reported shares for Mr. Fernandes vest on March 29, 2017.

(5)	The number of shares of restricted stock granted on March 8, 2012 and remaining outstanding as of December 31, 2015.The reported shares vested on March 8, 2016. However, the reported shares for Mr. Copple vested pro rata as specified in his employment agreement upon his resignation effective March 4, 2016.

(6)	The reported shares represent the number of shares of Common Stock underlying the restricted stock units granted on March 8, 2012. The relevant performance condition was based on an IRR over the three-year performance period from January 1, 2012 until December 31, 2014. On February 11, 2015, the Compensation Committee approved the level of IRR achieved by the Company over the three-year performance period and determined that 76.67% of the maximum (115% of the target) of the restricted stock units shall vest. The shares of Common Stock underlying the restricted stock units were issued on March 8, 2016. The reported shares for Mr. Copple vested pro rata as specified in his employment agreement upon his resignation effective March 4, 2016.

(7)	The reported shares represent the number of shares of Common Stock underlying the restricted stock units granted on March 29, 2013. The relevant performance condition was based on an IRR over the three-year performance period from January 1, 2013 until December 31, 2015. On February 17, 2016, the Compensation Committee approved the level of IRR achieved by the Company over the three-year performance period and determined that the restricted stock units shall vest at the maximum. Subject to continued employment, the shares of Common Stock underlying the restricted stock units will be issued on March 29, 2017.
However, the restricted stock units reported for Mr. Warner and Mr. Copple vested pro rata as specified in their respective employment agreements, without any continued service requirement and the shares of Common Stock underlying the restricted stock units were issued on April 1, 2016 and March 4, 2016 respectively.

(8)	The reported shares represent the number of shares of Common Stock underlying the restricted stock units granted on March 26, 2014. The relevant performance condition was based on an IRR over the two-year performance period from January 1, 2014 until December 31, 2015. On February 17, 2016, the Compensation Committee approved the level of IRR achieved by the Company over the two-year performance period and determined that the restricted stock units shall vest at the maximum. Subject to continued employment, the shares of Common Stock underlying the restricted stock units will be issued on March 26, 2018.
The restricted stock units reported for Mr. Warner and Mr. Copple vested pro rata as specified in their respective employment agreements, without any continued service requirement and the shares of Common Stock underlying the restricted stock units were issued on April 1, 2016 and March 4, 2016 respectively.

(9)	The fair market value of the restricted stock was calculated based on the closing price of Common Stock on December 31, 2015 of $33.43 per share.

(10)

The number of shares of Common Stock underlying the restricted stock units granted on March 18, 2015. Pursuant to the rules of the SEC, the reported numbers are based on the assumption of achievement of the threshold performance target for the 2015 Grant. The payouts of the restricted stock units are subject to the

56	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

Company achieving performance targets over the two-year performance period from January 1, 2015 until December 31, 2016 and satisfaction of an additional employment requirement. To the extent they vest and subject to continued employment, the common stock underlying the restricted stock units shall be issued on March 18, 2019. Per the terms of the employment agreements of Messrs. Warner and Copple, the reported number of shares of Common Stock underlying the restricted stock units remain outstanding and shall vest pro rata as specified in their respective employment agreements, to the extent the IRR is achieved over the two-year performance period.

(11)	The fair market value of the unearned restricted stock units was determined based on the achievement of threshold performance targets at the closing price of Common Stock on December 31, 2015 of $33.43 per share.

Stock Option Exercises and Stock Vested in 2015

The following table provides information on the vesting of restricted stock and restricted stock units during 2015 for each of the NEOs. There were no outstanding stock options for any of the NEOs as of December 31, 2015.

Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting(1) #	Value Realized on Vesting ($)(2)
Lee Roy Mitchell	-	-
Tim Warner	69,332	2,993,094
Mark Zoradi	-	-
Robert Copple	28,091	1,253,562
Sean Gamble	2,348	83,213
Valmir Fernandes	24,396	1,088,774

(1)	The reported numbers include Common Stock from the following vest events:
i.	Fifty percent of the restricted stock granted on March 31, 2011 vested on March 31, 2015;
ii.	The shares of Common Stock underlying the restricted stock units granted in 2011. In February 2014, the Compensation Committee certified that the Company had achieved the highest level of IRR over the three-year performance period from January 1, 2011 until December 31, 2013. The Common Stock underlying the restricted stock units were issued on March 31, 2015.
iii.	One-third of Mr. Warner’s restricted stock granted on March 8, 2012 vested on March 8, 2015;
iv.	One-third of Mr. Warner’s restricted stock and 50% of the restricted stock of Messrs. Copple and Fernandes granted on March 29, 2013 vested on March 29, 2015;
v.	Fifty-percent of Mr. Warner’s restricted stock granted on March 26, 2014 vested on March 26, 2015; and
vi.	One-third of Mr. Gamble’s restricted stock granted on August 27, 2014 vested on August 27, 2015.
(2)	The aggregate dollar amount realized upon vesting was calculated based upon the closing price of Common Stock on the following dates:
i.	March 30, 2015 of $44.67 per share;
ii.	March 6, 2015 of $41.21 per share;
iii.	March 27, 2015 of $44.41 per share;
iv.	March 30, 2015 of $43.52 per share; and
v.	August 26, 2015 of $35.44 per share.

57	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

Discussion of the Terms of the Employment Agreements with our NEOs

We have employment agreements with our NEOs and certain other executive officers. Consistent with our compensation philosophy, the Company entered into the employment agreements to more closely align the compensation of certain executive officers with market competitive compensation.

Below is a summary of the key provisions of the current employment agreements of Messrs. Mitchell, Zoradi, Gamble and Fernandes. Although Mr. Warner’s employment agreement terminated effective April 1, 2016 and Mr. Copple’s employment agreement terminated effective March 4, 2016, the summary below includes material terms of their employment agreements since their compensation for the 2015 fiscal year were governed by the terms of their respective employment agreements.

Term

The term of Mr. Zoradi’s employment agreement terminates on August 23, 2018. However, the Company may elect to extend the term for an additional one-year period upon six months’ notice to Mr. Zoradi.

The initial terms of the employment agreements of Messrs. Mitchell, Gamble and Fernandes is three years. At the end of each year, the term is extended for an additional one-year period unless the NEO’s employment is terminated.

Annual Base Salary

The annual base salaries are subject to review each year by our Compensation Committee for increase (but not decrease).

Cash Bonus

In addition to annual base salaries, the NEOs are eligible to receive a cash bonus upon the Company meeting certain performance targets established by the Compensation Committee for the fiscal year. Mr. Warner, Mr. Zoradi and Mr. Copple’s target bonus shall not be less than 100% and the maximum target shall not be less than 150% of their respective annual base salaries. Messrs. Mitchell, Gamble and Fernandes do not have a target cash bonus percentage specified in their employment agreements.

Long-term Equity Incentive Awards

The NEOs are entitled to participate in and receive grants of long-term equity incentive awards under the Company’s Incentive Plan. Mr. Warner and Mr. Zoradi’s long-term equity incentive awards must be at least 200% of their respective base salaries and Mr. Copple’s long-term equity incentive awards must be at least 150% of his annual base salary.

Benefits

The NEOs qualify for our 401(k) matching program and are also entitled to certain additional benefits including life insurance and disability insurance. Pursuant to his employment agreement, Mr. Mitchell is entitled to life insurance benefits of not less than $5 million and disability benefits of not less than 66% of his base salary.

58	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

Perquisites

Under his employment agreement, Mr. Mitchell is entitled to a luxury automobile and a membership at a country club. Currently, Mr. Mitchell does not have a luxury automobile or a country club membership paid for by the Company.

Unless Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination, Mr. Mitchell will also be entitled, for a period of five years, to tax preparation assistance upon termination of his employment.

Mr. Zoradi is entitled to receive an annual personal expense allowance of $30,000 for personal travel and living expenses, reduced by standard withholding and other authorized deductions.

The employment agreements of Messrs. Warner, Zoradi, Copple, Gamble and Fernandes provide that unless the executive’s employment is terminated by us for cause the executive will be entitled to office space and support services for a period of not more than three (3) months following the date of any termination.

Covenants

All the employment agreements contain various covenants, including covenants related to confidentiality and non-competition (other than certain permitted activities as defined therein). In addition, Mr. Mitchell’s employment agreement has a covenant of non-solicitation (as defined in the employment agreement). All non-compete covenants have a term of one year after termination of the executive’s employment. However, if employment is terminated for Good Reason (as defined in the employment agreements), the covenant of non-competition becomes null and void. The non-solicitation covenant in Mr. Mitchell’s employment agreement has a term of three years after termination of Mr. Mitchell’s employment.

Severance Payments

The employment agreements provide for severance payments upon termination of employment, the amount and nature of which depends upon the reason for termination.

Termination for Good Reason or Without Cause

If Mr. Mitchell is terminated by us without cause, Mr. Mitchell shall receive accrued compensation (which includes unpaid base salary, a pro rata cash bonus for the fiscal year in which the termination occurs and any previously vested long-term equity incentive awards and benefits such as retirement benefits and vacation pay, in accordance with the terms of the plan or agreement pursuant to which such long-term equity incentive awards or benefits were granted) through the date of termination (the “Accrued Employment Entitlements”); an amount equal to Mr. Mitchell’s base salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twelve (12) months; an amount equal to the most recent cash bonus Mr. Mitchell received for the fiscal year prior to the date of such termination, payable within thirty (30) days of termination and Mr. Mitchell and his dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date. Any outstanding stock options granted to Mr. Mitchell shall be vested and/or exercisable for the period through the date of such termination of employment, and shall remain exercisable, in accordance with the terms contained in the plan and the agreement pursuant to which such option awards were granted.

59	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

If Mr. Mitchell resigns for good reason (as defined in his employment agreement), he shall receive all of the above stated payments and benefits except that the base salary shall be payable in a lump sum subject to the requirements of Section 409A of the Code.

If Mr. Warner or Mr. Zoradi resign for good reason (as defined in the agreement), is terminated by us without cause or upon expiration of the terms of the employment agreements, they shall receive, the Accrued Employment Entitlements; an amount equal to their base salary in effect as of the date of such termination payable in accordance with the Company’s normal payroll practices through the end of the term, subject to the requirements of Section 409A of the Code; the executive and his dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date; any outstanding long-term equity incentive awards with service-based vesting provisions shall become immediately vested as of the termination date and any long-term equity incentive awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period, and if or to the extent the performance provisions are attained, shall become vested without regard to any continued employment requirement.

If Messrs. Copple, Gamble or Fernandes is terminated by us without cause, the executive shall receive the Accrued Employment Entitlements; two times the base salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twenty-four (24) months; an amount equal to the most recent cash bonus received by the executive for the fiscal year ended prior to the date of such termination, payable in a lump sum within thirty (30) days of termination; outstanding stock options will become fully vested and exercisable upon such termination; long-term equity incentive awards other than stock options with service-based vesting provisions shall become vested on a pro rata basis and long-term equity incentive awards other than stock options with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall become vested on a pro rata basis without any regard to any continued employment requirement. The executive and executive’s dependents will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date.

If Messrs. Copple, Gamble or Fernandes resigns for good reason (as defined in their respective employment agreement) the executive shall receive all of the above stated payments and benefits except that the base salary shall be payable in a lump sum subject to the requirements of Section 409A of the Code.

Termination Due to Death or Disability

In the event an executive’s employment is terminated due to his death or disability (as defined in the employment agreement), the executive or his estate will receive: the Accrued Employment Entitlements; a lump sum payment equal to twelve (12) months of executive’s base salary as in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of base salary paid by the Company to executive or his representative following the date he was first unable to substantially perform his duties under his employment agreement through the date of termination, any benefits payable to executive and/or his beneficiaries in accordance with the terms of any applicable benefit plan and the executive (in disability) and executive’s dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date. All outstanding long-term equity incentive awards shall vest in accordance with the Incentive Plan.

60	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

Termination for Cause or Voluntary Termination

In the event an executive’s employment is terminated by us for cause or under a voluntary termination (other than termination due to disability or good reason), the executive will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar award issued under an incentive compensation plan in accordance with the terms of such plan.

Termination Due to Change of Control

Mr. Mitchell does not have a change of control provision in his employment agreement.

In the event an executive’s employment is terminated by us (other than for disability, death or cause) or by executive for good reason within one (1) year after a change of control (as defined in the employment agreement), the executive shall receive accrued compensation through the date of termination; sum of two times executive’s base salary and one and one half times the most recent cash bonus received by executive for any fiscal year ended prior to the date of termination payable in a lump sum within 30 days of termination and executive and executive’s dependents shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of 30 months from the termination date. Any outstanding equity award granted to the executive shall become fully vested and/or exercisable as of the date of such termination and shall remain exercisable in accordance with the terms of the plan or agreement pursuant to which such long-term equity incentive awards were granted.

Information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2015 may be found under the headings – “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of control” and “Potential Payments Upon Death or Disability.”

The following tables provide the amounts payable to the NEOs pursuant to their respective employment agreements upon severance without cause, for a good reason, for cause, death or disability and change of control, assuming such triggering event occurred on December 31, 2015.

Potential Payments upon Termination by us Without Cause or by Executive for Good Reason

Name	Salary (1)	Bonus (2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance(4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	$912,474	$2,106,664	$7,205	$7,690	$86,500	$-	$3,120,533
Tim Warner	$274,667	$1,236,000	$12,084	$60,592	$828	$5,413,821	$6,997,992
Mark Zoradi	$2,133,333	$427,397	$2,820	$6,347	$828	$88,322	$2,659,547
Robert Copple	$1,236,000	$1,426,800	$15,058	$37,374	$828	$3,592,789	$6,308,849
Sean Gamble	$927,000	$638,515	$13,430	$13,749	$828	$259,149	$1,852,671
Valmir Fernandes	$968,200	$1,013,160	$15,058	$27,991	$828	$2,717,892	$4,743,130

(1)

Based on the annual base salaries in effect as of December 31, 2015, the amounts reported are calculated as follows: one-time the annual base salary for Mr. Mitchell and two times the annual base salary for Messrs. Copple, Gamble and Fernandes. The amounts reported for Messrs. Warner and Zoradi are based on

61	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

payments at the rate of $824,000 and $800,000 per year respectively until the end of the Term (as defined in their respective employment agreements). Subject to Treasury Regulations as specified in the respective employment agreements, the amounts would have been payable in a lump sum. Otherwise, according to the Company’s normal payroll practices for a period of 24 months to Messrs. Copple, Gamble and Fernandes; for a period of 12 months to Mr. Mitchell and through the end of the Term (as defined in the employment agreement) to Mr. Warner and through the end of the Term or Renewal Term (as defined in the employment agreement) to Mr. Zoradi.
(2)	For Mr. Warner and Mr. Zoradi, the amount is the cash bonus each of them would have received for the 2015 fiscal year. For Messrs. Copple, Gamble and Fernandes, the amounts reported are calculated as follows: the sum of the cash bonus the NEO would have received for the 2015 fiscal year and the cash bonus received by the NEO for the 2014 fiscal year. Mr. Fernandes’ bonus includes the additional $132,128 payout for the 2015 fiscal year. The cash bonuses for the 2015 fiscal year would have been payable to the NEOs at the same time as payments are made to other similarly situated executives. The cash bonuses for the 2014 fiscal year would have been payable to Messrs. Mitchell, Copple, Gamble and Fernandes in a lump sum within 30 days of termination.
(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Mr. Mitchell and 24 months for Messrs. Warner, Zoradi, Copple, Gamble and Fernandes. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.
(4)	Mr. Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year. Messrs. Warner, Zoradi, Copple, Gamble and Fernandes are entitled to use our office space for a period of three months following the date of termination. The amount reported is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.
(5)	The amounts reported have been determined based on the following provisions in the respective employment agreements.

Pursuant to Mr. Warner’s and Mr. Zoradi’s employment agreements, any outstanding equity award with time-based vesting provisions would have vested as of the termination date. Any long-term equity incentive awards with performance-based vesting provisions would have remained outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement.

Pursuant to the employment agreements of Messrs. Copple, Gamble and Fernandes, any outstanding long-term equity incentive awards with time-based vesting provisions would have vested on a pro rata basis. Any long-term equity incentive awards with performance-based vesting provisions would have remained outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis.

The pro rata basis for the long-term equity incentive awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such long-term equity incentive award through the termination date of the NEO’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such long-term equity incentive awards.

Based on the above provisions, the total number of shares of Common Stock subject to the long-term equity incentive awards that would have vested for each of Messrs. Warner, Zoradi, Copple, Gamble and Fernandes on December 31, 2015 are as follows:

Restricted Stock:

Name	Number of Shares
Lee Roy Mitchell	-
Tim Warner	38,723
Mark Zoradi	2,642
Robert Copple	46,682
Sean Gamble	4,216
Valmir Fernandes	37,555

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Restricted stock units: As disclosed previously, the restricted stock units granted in 2012 vested at 76.67% of the maximum, and the restricted stock units granted in 2013 and 2014 shall vest at the maximum. We assumed for purposes of this disclosure that the restricted stock granted in 2015 shall also vest at the maximum.

Name	Number of Shares
Lee Roy Mitchell	-
Tim Warner	123,222
Mark Zoradi	-
Robert Copple	60,790
Sean Gamble	3,536
Valmir Fernandes	43,746

There were no outstanding stock options for any of the NEOs as of December 31, 2015.

The values of the equity awards have been calculated using the closing price of Common Stock on December 31, 2015 of $33.43 per share.

Potential Payments upon Termination for Cause

If a NEO terminates his employment voluntarily, or is terminated for cause, we are only required to pay any accrued unpaid base salary through the date of such termination.

Potential Payments upon Termination due to Change of Control

Name	Salary	Bonus	Health Insurance	Life and Disability Insurance	Assistance	Value of Equity Awards	Total
Lee Roy Mitchell	$-	$-	$-	$-	$-	$-	$-
Tim Warner	$1,648,000	$2,235,600	$30,210	$75,740	$828	$5,413,821	$9,404,199
Mark Zoradi	$1,600,000	$427,397	$7,050	$7,934	$828	$88,322	$2,131,531
Robert Copple	$1,236,000	$1,676,700	$37,645	$46,718	$828	$4,422,388	$7,420,279
Sean Gamble	$927,000	$697,053	$33,575	$17,187	$828	$604,448	$2,280,091
Valmir Fernandes	$968,200	$1,211,126	$37,645	$34,989	$828	$3,277,043	$5,529,830

(1)	There is no change of control provision in Mr. Mitchell’s employment agreement.
(2)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2015 payable in a lump sum within 30 days of such termination.
(3)	The amounts reported are calculated as follows: the sum of the cash bonus the NEO would have received for the 2015 fiscal year and one and a half times the cash bonus received by the NEO for the 2014 fiscal year, payable in a lump sum within 30 days of such termination. Mr. Fernandes’ bonus includes the additional $132,128 payout for the 2015 fiscal year.
(4)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 30 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.
(5)	Messrs. Warner, Zoradi, Copple, Gamble and Fernandes are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.
(6)	The amounts reported have been determined based on the following provision in the respective employment agreements: upon termination due to change of control, any outstanding equity award granted to the NEO shall be fully vested and all restrictions shall lapse.

63	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

Based on the above provision, the total number of shares of Common Stock subject to the long-term equity incentive awards that would have vested on for each NEO upon termination due to a change of control on December 31, 2015 are as follows:

Restricted Stock:

Name	Number of Shares
Lee Roy Mitchell	-
Tim Warner	38,723
Mark Zoradi	2,642
Robert Copple	62,508
Sean Gamble	10,050
Valmir Fernandes	48,413

Restricted stock units: As disclosed previously, the restricted stock units granted in 2012 shall vest at 76.67% of the maximum opportunity, and the restricted stock units granted in 2013 and 2014 shall vest at the maximum. We assumed for purposes of this disclosure that the restricted stock granted in 2015 shall also vest at the maximum.

Name	Number of Shares
Lee Roy Mitchell	-
Tim Warner	123,222
Mark Zoradi	-
Robert Copple	69,780
Sean Gamble	8,031
Valmir Fernandes	49,614

The values of the long-term equity incentive awards have been calculated using the closing price of our Common Stock on December 31, 2015 of $33.43 per share.

Potential Payments upon Termination due to Death or Disability

Name	Salary	Bonus	Health Insurance	Life and Disability Insurance	Assistance	Value of Equity Awards	Total
Lee Roy Mitchell	$912,474	$1,368,711	$7,205	$7,690	$86,500	$-	$2,382,580
Tim Warner	$824,000	$1,236,000	$12,084	$30,296	$828	$4,423,023	$6,526,231
Mark Zoradi	$800,000	$427,397	$2,820	$3,173	$828	$48,106	$1,282,324
Robert Copple	$618,000	$927,000	$15,058	$18,687	$828	$3,592,789	$5,172,362
Sean Gamble	$463,500	$521,438	$13,430	$6,875	$828	$259,149	$1,265,220
Valmir Fernandes	$484,100	$617,228	$15,058	$13,996	$828	$2,717,892	$3,849,102
(1)	The amounts reported are the annual base salary of each named executive officer in effect as of December 31, 2015, payable in a lump sum.

(2)	The amounts reported are the annual bonus each NEO would have received for the 2015 fiscal year payable in a lump sum at the same time as the cash bonus payments are made to other similarly situated active executives pursuant to the terms of the Bonus Plan. Mr. Fernandes’ bonus includes the additional $132,128 payout for the 2015 fiscal year.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

64	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

(4)	The amounts reported have been determined based on the following provision in the respective employment agreements: any outstanding long-term equity incentive awards shall vest on a pro rata basis. Any long-term equity incentive awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the long-term equity incentive awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the NEO’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such long-term equity incentive awards.
The participant or the participant’s estate or representative shall be entitled to receive any previously vested long-term equity incentive awards.
Pursuant to the above, the total number of shares of Common Stock subject to the long-term equity incentive awards that would have vested upon death or disability of each NEO would have been as follows:

Restricted Stock:

Name	Number of Shares
Lee Roy Mitchell	-
Tim Warner	20,067
Mark Zoradi	1,439
Robert Copple	46,682
Sean Gamble	4,216
Valmir Fernandes	37,555

Restricted stock units based on the assumption that the maximum IRR would be achieved over the performance period:

Name	Number of Shares
Lee Roy Mitchell	-
Tim Warner	107,240
Mark Zoradi	-
Robert Copple	60,790
Sean Gamble	3,536
Valmir Fernandes	43,746

There were no outstanding stock options for any of the NEOs as of December 31, 2015.

The values of the long-term equity incentive awards have been calculated using the closing price of our Common Stock on December 31, 2015 of $33.43 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each member of the Compensation Committee qualifies as an independent, non-employee director and no member of the Compensation Committee has served as an officer or employee of the Company. During the 2015 fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board or on the Compensation Committee of our Board.

65	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. To the extent indicated below, shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days of the Record Date and are included for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 116,172,004 shares of Common Stock outstanding as of the Record Date. As of the Record Date, there were 446 holders of record of our Common Stock.

	Beneficial Ownership
Names of Beneficial Owner	Number(1)	Percentage
5% Stockholders
BlackRock, Inc.(2)	9,286,248	8.0%
The Vanguard Group(3)	7,089,036	6.1%
Directors and NEOs
Lee Roy Mitchell(4)	10,122,845	8.7%
Mark Zoradi(5)	32,434	*
Sean Gamble(6)	22,017	*
Valmir Fernandes(7)	82,457	*
Darcy Antonellis(8)	2,436	*
Benjamin D. Chereskin(9)	63,186	*
Steven P. Rosenberg(10)	42,156	*
Enrique F. Senior(10)	48,267	*
Carlos M. Sepulveda(10)	48,267	*
Donald G. Soderquist(10)	48,267	*
Raymond W. Syufy(10)	9,115	*
Nina G. Vaca(10)	4,159	*
Executive Officers & Directors as a Group (14 persons)(11)	10,711,862	9.2%

*	Less than 1%.

(1)	In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, the Company deemed outstanding shares of Common Stock subject to options held by that person that were currently exercisable at, or were exercisable within 60 days of, the Record Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Based upon statements in Schedule 13G/A filed by BlackRock, Inc. on January 26, 2016. Black Rock, Inc. may be deemed to beneficially own the reported shares of Common Stock and has filed Schedule 13G as the parent holding company or control person on behalf of its subsidiaries BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC and BlackRock Life Limited. BlackRock, Inc. reported (i) sole voting power over 8,894,959 shares and (ii) sole dispositive power over 9,286,248 shares. The address of Black Rock Inc. is 55 East 52nd Street, New York, NY 10022.

(3)

Based upon statements in Schedule 13G filed by The Vanguard Group on February 11, 2016. The Vanguard Group may be deemed to beneficially own the reported shares of Common Stock and has filed Schedule 13G as the parent holding company or control person on behalf of its wholly-owned subsidiaries Vanguard Fiduciary Trust Company (beneficial owner of 73,663 shares) and Vanguard Investments Australia, Ltd. (beneficial owner of 11,700 shares). The Vanguard Group has (i) sole voting power over 79,963 shares

66	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

(ii) shared voting power over 5,400 shares (iii) shared dispositive power over 79,063 shares and (iv) sole dispositive power over 7,009,973 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)	Includes 4,419,095 shares of Common Stock owned by The Mitchell Special Trust. Mr. Mitchell is the co-trustee of The Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by The Mitchell Special Trust.

(5)	Includes 30,434 shares of restricted stock.

(6)	Includes 20,311 shares of restricted stock.

(7)	Includes 53,778 shares of restricted stock.

(8)	Includes 2,436 shares of restricted stock.

(9)	Includes 2,642 shares of restricted stock, 3,568 shares held by LEGATUM Partners, L.P., of which shares Mr. Chereskin is the beneficial owner and 9,736 shares held in a grantor trust of which Mr. Chereskin’s spouse is a trustee.

(10)	Includes 2,642 shares of restricted stock.

(11)	There are no shares of Common Stock issuable upon the exercise of options. The numbers reported do not include 214,425 shares of Common Stock underlying restricted stock units granted to the executive officers that are subject to vesting based on achievement of performance objectives.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based solely on its review of the copies of such reports, the Company believes that each of its directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the 2015 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy supplementing our Code of Business Conduct and Ethics relating to the review, approval and ratification of transactions between us and “related parties” as generally defined by applicable rules under the Securities Act of 1933, as amended. The policy covers any related party transaction in which the amount involved exceeds $120,000. Our Board has determined that the Audit Committee is best suited to review and approve related party transactions, although in certain circumstances the Board may determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. In reviewing and approving a related party transaction, the Audit Committee, after satisfying itself that it has received all material information regarding the related party transaction under review, shall approve based upon the determination whether the transaction is fair and in the best interest of the Company.

Management presents any proposed related party transaction at an Audit Committee meeting for review and approval. If management becomes aware of a proposed or existing related party transaction that has not been presented or pre-approved by the Audit Committee, management shall promptly notify the Chair of the Audit Committee who shall submit such related party transaction to the full Audit Committee for approval or ratification, if the Audit Committee determines that such transaction is fair to the Company. If management, in consultation with our CEO, CFO or General Counsel determines that it is not practicable to wait until the next Audit Committee meeting, the Chair of the Audit Committee has been delegated the authority to review, consider and approve any such

67	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

transaction. In such event, the Chair of the Audit Committee shall report any related party transaction approved by him or her at the next Audit Committee meeting. The Audit Committee may establish guidelines it determines as necessary and appropriate for management to follow in dealings with related parties and related party transactions. The procedures followed in considering a related party transaction are evidenced in the resolutions and minutes of the meetings of the Audit Committee or Board, as applicable.

Certain Agreements

Laredo Theatre

We manage theatres for Laredo Theatre, Ltd., (“Laredo”). We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. (“Lone Star”) owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in- law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded approximately $0.6 million of management fee revenue from Laredo during the 2015 fiscal year. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatres. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

Copper Beech LLC

Effective September 2, 2009, Cinemark USA, Inc. (“CUSA”), a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement (the “Aircraft Agreement”), with Copper Beech Capital, LLC, a Texas limited liability company (the “Operator”), for the use of an aircraft and flight crew on a time sharing basis. Lee Roy Mitchell, our Chairman of the Board, and his wife, Tandy Mitchell own the membership interests of the Operator. Prior to the execution of the Aircraft Agreement, the Company had an informal agreement with the Operator to use, on occasion, a private aircraft owned by the Operator. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for the Company. The Aircraft Agreement specifies the maximum amount that the Operator can charge the Company under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and flight crew. The Company pays the Operator the direct costs and expenses related to fuel, pilots, landing fees, storage fees, insurance obtained for the specific flight, flight planning, weather contract services and expenses such as in-flight food and beverage services and passenger ground transportation incurred during a trip. For the 2015 fiscal year, the aggregate amounts paid to Copper Beech LLC for the use of the aircraft was approximately $400,000 .

Family Relationships

Tandy Mitchell, wife of Mr. Mitchell, is an employee of the Company. Ms. Mitchell received total compensation of $190,285 for the 2015 fiscal year. Such amount included base salary of $121,797, a cash bonus for the 2015 fiscal year of $45,674, benefits (health, life and disability insurance) of $22,330 and annual matching contribution to 401(K) of $7,689. There were no long-term equity incentive awards granted to Ms. Mitchell during the 2015 fiscal year.

Walter Hebert III, brother-in-law of Mr. Mitchell, is the Executive Vice President – Purchasing of the Company. Mr. Hebert received total compensation of $772,206 for the 2015 fiscal year. Such amount included base salary of $278,100, a cash bonus for the 2015 fiscal year of $166,860, benefits (health, life and disability insurance) of $26,843, annual matching contribution to 401(K) of $13,912, dividends received during the 2015 fiscal year on unvested restricted stock and vested restricted stock

68	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

units that vested in March 2015 of $31,162 and the grant date fair market values of restricted stock award of $267,600 and restricted stock units of $151,833 (based on maximum vesting and subject to the Company achieving pre-established performance targets and Mr. Hebert’s continued employment through March 2019).

Century Theatres

Our subsidiary, Century Theatres, currently leases 15 theatres and one parking facility from Syufy Enterprises or affiliates of Syufy Enterprises. Raymond Syufy, one of our directors, is an officer of the general partner of Syufy Enterprises. Certain of the leases have fixed minimum annual rent while the other leases have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. For the 2015 fiscal year, we paid approximately $21 million in rent for these leases.

Director Nomination Agreement

On April 9, 2007, immediately prior to our initial public offering, we entered into a Director Nomination Agreement with certain of our then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board. Pursuant to the Director Nomination Agreement, certain of our then current stockholders, MDCP, the Mitchell Investors (as defined in the Director Nomination Agreement), Syufy Enterprises, LP and the Quadrangle Investors (as defined in the Director Nomination Agreement) had rights to designate nominees to the Board. Currently, only the Mitchell Investors have the right to nominate two directors to the Board.

ADDITIONAL INFORMATION

Stockholders Sharing a Common Address

If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our proxy statement to your address. You may revoke your consent to householding by contacting your broker or bank, if you hold Common Stock in street name, or the Company’s Secretary, if you are the registered holder of the Common Stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to the Company’s Secretary at the address or telephone number provided above, the Company will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of the Company’s annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

Incorporation by Reference

The material under the headings “Compensation Committee Report,” “Audit Committee Report” and the disclosure regarding independence of the members of the Audit Committee shall not be deemed to be “filed” with the SEC nor deemed incorporated into any future filing with the SEC, except to the extent that we specifically incorporate it by reference into the filing.

69	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

AVAILABILITY OF REPORT ON FORM 10-K

Form 10-K filed with the SEC. Upon your written request, we will provide to you a complimentary copy of our 2015 Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to the Company’s offices, addressed as follows: Cinemark Holdings, Inc., Attention: Company Secretary, 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. A free copy of the 2015 Form 10-K may also be obtained at the website maintained by the SEC at www.sec.gov or by visiting our website at http://investors.cinemark.com and clicking on the “Financials” tab and then on “SEC Filings.”

QUESTIONS

If you have questions or need more information about the Annual Meeting, write to:

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

Attention: Michael Cavalier, Secretary

By Order of the Board of Directors,

Michael Cavalier

Executive Vice President – General Counsel and Secretary

April 11, 2016

70	CINEMARK HOLDINGS, INC.	2016 Proxy Statement

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/cnk Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 25, 2016.
PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 25, 2016.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of Class III Directors:	01 Benjamin D. Chereskin 02 Lee Roy Mitchell 03 Raymond W. Syufy	☐ For all nominees (except as marked)	☐	Withheld from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the 2016 fiscal year.		☐ For ☐ Against ☐ Abstain

3.	Approval of the non-binding, annual advisory vote on executive compensation.		☐ For ☐ Against ☐ Abstain

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.
Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CINEMARK HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 26, 2016

9:00 a.m. CDT

3800 Dallas Parkway

Plano, Texas 75093

Cinemark Holdings, Inc. 3900 Dallas Parkway, Suite 500 Plano, Texas 75093	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 26, 2016.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Sean Gamble and Michael Cavalier, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.